     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996
                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               LIGHTBRIDGE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4812                    04-3065140
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL               IDENTIFICATION
     INCORPORATION OR           CLASSIFICATION                 NUMBER)
      ORGANIZATION)              CODE NUMBER)
                                ---------------
                               281 WINTER STREET
                         WALTHAM, MASSACHUSETTS 02154
                                (617) 890-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               PAMELA D.A. REEVE
                              LIGHTBRIDGE, INC.
                              281 WINTER STREET
                         WALTHAM, MASSACHUSETTS 02154
                                (617) 890-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
     JOHN D. PATTERSON, JR., ESQ.             MARK H. BURNETT, ESQ.
        MARK L. JOHNSON, ESQ.            TESTA, HURWITZ & THIBEAULT LLP
       FOLEY, HOAG & ELIOT LLP                 HIGH STREET TOWER
       ONE POST OFFICE SQUARE                   125 HIGH STREET
     BOSTON, MASSACHUSETTS 02109          BOSTON, MASSACHUSETTS 02110
           (617) 832-1000                       (617) 248-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     ---------
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [_]                        -----
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                 PROPOSED        PROPOSED
                                  AMOUNT         MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF          TO BE       OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
- -----------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value.................     3,680,000 shares     $10.00        $36,800,000        $12,690

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1)Includes 480,000 shares of Common Stock subject to the Underwriters' over-allotment option.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               LIGHTBRIDGE, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

 ITEM
 NO.              CAPTION                       LOCATION IN PROSPECTUS
 ----             -------                       ----------------------
  1.  Forepart of Registration
       Statement and Outside Front
       Cover Page of Prospectus.....   Outside Front Cover Page
  2.  Inside Front and Outside Back
       Cover Pages of Prospectus....   Inside Front and Outside Back Cover
                                        Pages
  3.  Summary Information, Risk
       Factors and Ratio of Earnings
       to Fixed Charges.............   Prospectus Summary; Risk Factors
  4.  Use of Proceeds...............   Outside Front Cover Page; Prospectus
                                        Summary; Use of Proceeds
  5.  Determination of Offering
       Price........................   Outside Front Cover Page; Underwriting
  6.  Dilution......................   Dilution
  7.  Selling Security Holders......   Principal and Selling Stockholders
  8.  Plan of Distribution..........   Outside Front Cover Page; Underwriting
  9.  Description of Securities to
       be Registered................   Description of Capital Stock
 10.  Interests of Named Experts and
       Counsel......................   [Not Applicable]
 11.  Information with Respect to
       the Registrant...............   Outside Front Cover Page; Prospectus
                                        Summary; Risk Factors; Dividend Policy;
                                        Capitalization; Selected Financial
                                        Data; Management's Discussion and
                                        Analysis of Financial Condition and
                                        Results of Operations; Business;
                                        Management; Certain Transactions;
                                        Principal and Selling Stockholders;
                                        Description of Capital Stock; Shares
                                        Eligible for Future Sale; Financial
                                        Statements
 12.  Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities..................    [Not Applicable]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Dated June 21, 1996

                                3,200,000 Shares

                        [LIGHTBRIDGE LOGO APPEARS HERE]

                                  Common Stock

                                 -------------

  Of the 3,200,000 shares of Common Stock offered hereby, 3,025,000 shares are being sold by Lightbridge, Inc. ("Lightbridge" or the "Company") and 175,000 shares are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling
Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "LTBG."

                                 -------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON
                           PAGE 6 OF THIS PROSPECTUS.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          Underwriting              Proceeds to
                                Price to Discounts and  Proceeds to   Selling
                                 Public  Commissions(1) Company(2)  Stockholders
- --------------------------------------------------------------------------------
Per Share......................   $           $            $            $
Total(3).......................  $           $            $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $850,000.
(3) Certain of the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 480,000 additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholders will be $   , $    and $   , respectively. See "Underwriting"
    and "Principal and Selling Stockholders."

                                 -------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for such shares will be made at the
offices of Cowen & Company, New York, New York, on or about       , 1996.

                                 -------------

COWEN & COMPANY
      MONTGOMERY SECURITIES
                                              PRUDENTIAL SECURITIES INCORPORATED

      , 1996

         [IMAGE OF LIGHTBRIDGE LOGO SUPERIMPOSED ON IMAGES OF
       WIRELESS TELECOMMUNICATIONS EQUIPMENT AND NOMENCLATURE,
      FOLLOWED BY CAPTION "LIGHTBRIDGE'S OBJECTIVE IS TO BE THE
       LEADING PROVIDER OF INNOVATIVE, SOFTWARE-BASED SOLUTIONS
      FOR COST-EFFECTIVE CUSTOMER ACQUISITION AND RETENTION FOR
             THE WIRELESS TELECOMMUNICATIONS INDUSTRY."]




                               ----------------

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         LIGHTBRIDGE SOLUTIONS FOR CUSTOMER ACQUISITION AND RETENTION

                           LIGHTBRIDGE REMOTE ACCESS

       SAMS(TM)                IRIS(TM)                POPS(TM)              TELESERVICES
       --------                --------                --------              ------------
The "virtual office"    Self-service            Windows-based qualifi-  Call center for a va-
for                     multimedia education,   cation and activation   riety of qualifica-
the mobile wireless     sales, activation and   processing at the re-   tion, activation and
sales professional.     vending system for the  tail point-of-sale for  subscriber care serv-
                        wireless industry.      the wireless industry.  ices.
[image of laptop com-   [image of vending ki-   [image of retail        [image of call center]
puter]                  osk]                    transaction]

LIGHTBRIDGE'S SERVICES      LIGHTBRIDGE'S CAS           INTERFACES TO:
APPLICANT SCREENING          .Validation                 Credit Bureaus
 .InSight                    .Security                   Credit Card Network
 .Postalpro                  .Queuing                    Third Party Systems
 .Fraud Detect               .Notification                .Billing Systems
 .ProFile                    .Routing                     .Fulfillment
                             .Store & Forward               Processes
                             .Exception Handling          .Telemarketing
(CDS) CREDIT DECISION        .Data Management               Systems
SYSTEM                                                    .Negative File Check
 .Customizable                                            .Client Systems
 .Multiple Policies                                       .Billing Systems
                            THIRD PARTY                   .Carrier Credit &
                             Point Of Sale                  Activations Dept.
                                                          .Additional Client
DECISION NOTIFICATION                                       Systems
 .Screen
 .Faxes
 .Pager
 .Printer

(WIN) WIRELESS
INTELLIGENCE
 .Churn Prophet
 .Channel Wizard

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus
(i) gives effect to a 2-for-1 stock split to be effected on July 15, 1996, (ii) except in the Financial Statements and Notes thereto, reflects the conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") into 5,247,324 shares of Common Stock and the issuance of 407,565 shares of Common Stock upon exercise of certain warrants, all upon the closing of this offering, (iii) gives effect to the filing of an Amended and Restated Certificate of Incorporation immediately after the closing of this offering to, among other things, create a new class of undesignated preferred stock and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  Lightbridge, Inc. ("Lightbridge" or the "Company") develops, markets and supports a suite of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. The Company's software-based services are delivered primarily on an outsourcing and service bureau basis, which allows wireless carriers to focus internal resources on their core business activities. The Company offers on-line, real-time transaction processing and call center support solutions to aid carriers in qualifying and activating applicants for wireless service, as well as software-based sales support services for traditional distribution channels, such as dealers, agents and direct mobile sales forces, and emerging distribution channels, such as mass market retail stores, home shopping and stand-alone kiosks. The Company develops and implements interfaces that fully integrate its acquisition system with carrier and third-party systems, such as those for billing, point-of-sale, activation and order fulfillment. The Company recently introduced software-based decision support tools and services that enable carriers to reduce subscriber churn and to make more informed business decisions about their customers, markets and distribution channels.

  Over the past 10 years, the number of U.S. cellular subscribers has increased 58% on a compounded annual basis, as the market for cellular phones has evolved from serving early adopters to serving mass market consumers. While cellular service historically has represented the largest sector of the U.S. wireless telecommunications industry, other wireless services, such as personal communication services ("PCS") and enhanced specialized mobile radio ("ESMR"), are emerging as competitive alternatives to cellular services. In the midst of strong subscriber growth and increasing competition, wireless carriers are encountering high costs of acquisition, declining revenues per subscriber, escalating losses from subscription fraud and lost revenues from churn in subscriber bases.

  Lightbridge's objective is to be the leading provider of innovative, software-based solutions for cost-effective customer acquisition and retention for the wireless telecommunications industry. By focusing on the wireless telecommunications industry, the Company has developed significant expertise and experience that it intends to employ to address the changing needs of wireless carriers in both existing and emerging markets. The Company's strategy is to provide a suite of complementary software-based products and services that permit a wireless carrier to select applications and functions to create an integrated, customized solution addressing its particular needs. The open architecture underlying the Company's software applications supports the development of flexible, integrated solutions, regardless of the type of wireless service provided by a client and independent of the client's computing environment.

  The Company develops long-term consultative relationships with leading wireless carriers that assist it in identifying evolving industry needs and marketing additional products and services to its existing client base. Lightbridge also establishes relationships with strategic partners in order to increase the functionality of its products, reduce the time to market for its new products and services, and access its partners' marketing and development resources. The Company intends to leverage these consultative and partnering relationships to expand the Company's presence in the United States, including in the emerging PCS market, and to facilitate and expedite the Company's entry into the rapidly expanding international wireless market.

  The Company sells its products and services through a direct sales force. The Company's current client base consists of 34 wireless telecommunication clients, including 9 of the 12 largest domestic cellular carriers (based on total population coverage) and the only 2 domestic carriers currently delivering PCS service. In the year ended September 30, 1995, approximately 97% of the Company's revenues was attributable to carriers that were also clients in the preceding fiscal year.

  Lightbridge was incorporated in Delaware in June 1989 under the name Credit Technologies, Inc. and changed its name to Lightbridge, Inc. in November 1994. The Company's principal executive offices are located at 281 Winter Street, Waltham, Massachusetts 02154, and its telephone number is (617) 890-2000.

                                  THE OFFERING

Common Stock offered:
  By the Company................. 3,025,000 shares
  By the Selling Stockholders.... 175,000 shares
Common Stock to be outstanding
 after the offering.............. 14,873,509 shares(1)
Use of Proceeds.................. For repayment of indebtedness, for payment of the exercise price of repurchase options to
                                  acquire 400,000 shares of Common Stock, and
                                  for working capital and other general
                                  corporate purposes, including potential
                                  acquisitions
Proposed Nasdaq National Market
 symbol.......................... LTBG

- --------
(1) Excludes, as of June 20, 1996, (i) 1,615,800 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.80 per share, (ii) 1,000,000 shares of Common Stock reserved for future option grants under the Company's 1996 Incentive and Nonqualified Stock Option Plan, (iii) 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan and (iv) 810,250 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00 per share. See "Management--Benefit Plans" and Notes 7 and 12 to Notes to Financial Statements. Assumes the surrender of 52,223 shares of Common Stock in payment of the exercise price of certain warrants that will expire upon the closing of the offering, based on an assumed initial public offering price of $9.00 per share. To the extent the initial public offering price differs, the number of shares will vary. See "Description of Capital Stock--Warrants."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    TWELVE   THREE MONTHS  THREE MONTHS
                                                                    MONTHS       ENDED         ENDED
                               YEARS ENDED SEPTEMBER 30,            ENDED    DECEMBER 31,    MARCH 31,
                         ----------------------------------------  DEC. 31,  ------------- --------------
                          1991     1992    1993    1994    1995    1995(1)    1994   1995   1995    1996
                         -------  ------  ------  ------- -------  --------  ------ ------ ------  ------
STATEMENT OF OPERATIONS
 DATA:
 Revenues............... $ 1,174  $2,988  $6,986  $13,398 $19,350  $20,347   $5,515 $6,512 $4,452  $6,314
 Income (loss) from
  operations............  (1,125)   (623)    130    1,207  (1,607)  (1,806)     586    387   (645)    282
 Net income (loss)......  (1,202)   (753)   (125)     950  (2,433)  (2,773)     412     72   (847)     23
 Pro forma net income
  (loss) per common
  share(2)..............                                  $ (0.19)                  $ 0.01         $ 0.00
 Pro forma weighted
  average number of
  common and common
  equivalent shares
  outstanding(2)........                                   12,770                   13,271         13,334

                                                  MARCH 31, 1996
                                     ------------------------------------------
                                                                PRO FORMA
                                     ACTUAL   PRO FORMA(3) AS ADJUSTED(2)(3)(4)
                                     -------  ------------ --------------------
BALANCE SHEET DATA:
 Cash and cash equivalents.......... $   600    $ 4,694          $26,603
 Working capital (deficiency).......  (1,944)     1,923           25,559
 Total assets.......................  10,611     14,705           36,614
 Long-term obligations, less current
  portion...........................   4,151      3,000            3,000
 Redeemable preferred stock.........   3,222      9,180              --
 Stockholders' equity (deficiency)..  (3,696)    (4,636)          28,181

- --------
(1) The Company changed its fiscal year from September 30 to December 31, effective with the fiscal year ending December 31, 1996. All references to fiscal years are to years ended September 30.
(2) Adjusted to give effect to the conversion of all outstanding shares of Convertible Preferred Stock into 5,247,324 shares of Common Stock.
(3) The pro forma financial information gives effect as of March 31, 1996 to
    (i) the issuance of 1,000,000 shares of Series D Redeemable Convertible Preferred Stock, which occurred in April 1996, and the application of the net proceeds thereof and (ii) the repurchase by the Company of 400,000 shares of Common Stock, which occurred in April and May 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.
(4) Adjusted to reflect the sale of 3,025,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                                ----------------

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

  PROFILE is a registered trademark of the Company, and ALLEGRO, CAS_COMM, CHANNEL WIZARD, CHURN PROPHET, CREDIT DECISION SYSTEM, CUSTOMER ACQUISITION SYSTEM, 800-FOR-CREDIT, FRAUD SENTINEL, INSIGHT, Iris, LIGHTBRIDGE, POPS, POSTALPRO, SAMS and WIRELESS INTELLIGENCE are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company and its business before purchasing any shares of Common Stock offered hereby.

  Dependence on Certain Clients. A limited number of clients historically have accounted for a substantial portion of the Company's revenues in each fiscal year. Revenues attributable to the Company's 10 largest clients accounted for approximately 85%, 90% and 90% of the Company's total revenues in the years ended September 30, 1993, 1994 and 1995, respectively. Four clients each accounted for greater than 10% of the Company's total revenues in the years ended September 30, 1994 and 1995. This concentration can cause the Company's revenues and earnings to fluctuate significantly from quarter to quarter, based on the volume of qualification and activation transactions generated through these clients. Moreover, recent consolidation among established participants in the wireless telecommunications industry may result in further concentration of the Company's revenues from a limited number of clients. The Company expects that revenues attributable to a relatively small number of clients will continue to represent a significant percentage of its total revenues for the foreseeable future. The Company's contracts with its clients generally extend for terms of one or more years and do not typically require the clients to purchase any particular type or quantity of the Company's products or services or to pay any minimum amount for products or services. Therefore, there can be no assurance that any of the Company's clients, including its significant clients, will continue to utilize the Company's services at levels similar to previous years or at all. The loss of, or a significant curtailment of purchases by, one or more of the Company's significant clients, including a loss or curtailment due to factors outside of the Company's control, would have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In addition, delays in collection or uncollectability of accounts receivable from any of the Company's significant clients could have a material adverse effect on the Company's liquidity and working capital position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Clients."

  Potential Fluctuations in Quarterly Performance. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new products and services offered by the Company or its competitors, changes in the mix of products and services provided by the Company, the nature and timing of changes in the Company's clients or their use of the Company's products and services, consolidation among participants and other changes in the wireless telecommunications industry, changes in the client markets served by the Company, changes in regulations affecting the wireless industry, changes in the Company's operating expenses, changes in personnel and changes in general economic conditions. Historically, the Company's quarterly revenues have been highest in the fourth quarter of each calendar year and have been particularly concentrated in the holiday shopping season between Thanksgiving and Christmas. The Company's transaction revenues, which historically have represented substantially all of the Company's total revenues, are affected by the volume of use of the Company's services, which is influenced by seasonal and retail trends, the success of the carriers utilizing the Company's services in attracting subscribers and the markets served by the Company for its clients. Software and other revenues, which include software license revenues and related consulting revenues, have recently represented an increasing proportion of the Company's total revenues. Software license revenues are principally recognized at the time of delivery of the licensed products and therefore may result in further fluctuations in the Company's quarterly operating results. Consulting revenues may be influenced by the requirements of one or more of the Company's significant clients, including engagement of the Company for implementing or assisting in implementing special projects of limited duration. There can be no assurance that the Company will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock.

  Although the Company's existing clients typically provide forecasts of future activity levels, these forecasts have not always proved accurate. In addition, the sales cycles for the Company's services are typically lengthy and subject to a number of significant risks over which the Company has little or no control, including clients' budget constraints and internal authorization reviews. As a result, the Company may not be able to make accurate estimates of future sales levels. A significant portion of the Company's expenses are fixed and difficult to reduce in the event revenues do not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause clients to defer or cancel purchases of the Company's products and services; any such deferral or cancellation could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Accordingly, revenue shortfalls can cause significant variations in operating results from quarter to quarter and could have a material adverse effect on the Company's results of operations. If demand for the Company's services significantly exceeds the Company's estimates at a time when its systems are used at or near capacity, however, the Company may be unable to meet contractually required service levels. The Company's failure to meet such service levels could permit clients to terminate their agreements with the Company or give rise to liability for damages or penalties, either of which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In addition, the Company has hired a significant number of employees since January 1995 and expects to continue hiring additional sales, customer service, management, software development and technical support employees during the remainder of 1996 as it continues to develop and expand its operations. This significant increase in its workforce may negatively impact the Company's operating margins in the future, particularly if the Company's commercial introduction of new products and services is not as successful as planned.

  Due to all of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below prior results or the expectations of market analysts and investors. In such an event, the price of the Company's Common Stock would likely be materially adversely affected.

  History of Losses; Capital Requirements. The Company was founded in 1989 and has incurred net losses in each of its fiscal years other than the year ended September 30, 1994. As of March 31, 1996, the Company had an accumulated deficit of approximately $4.0 million. No assurance can be given that the Company will be profitable on either a quarterly or annual basis in the future or that the Company will not need to raise additional funds through public or private financings. Expansion of the Company's business, including the acquisition of additional computer and network equipment and the expansion of its teleservices call center capacity, will require the Company to make significant capital expenditures. The Company believes that its net proceeds of this offering, together with existing cash balances and funds available under existing lines of credit, will be sufficient to finance the Company's operations and capital expenditures for at least the next twelve months. In the event that the Company's plans change or if the proceeds of this offering or available cash resources otherwise prove to be insufficient (due to unanticipated expenses or otherwise), the Company may be required to seek additional financing or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company obtains equity financing or finances an acquisition with equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's stockholders. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Rapid Industry Change. The wireless telecommunications industry has been changing rapidly as a result of increasing competition, technological advances and evolving industry practices and standards, and the Company expects these changes to continue. Carriers in the wireless market have also been changing quickly, as the result of consolidation among established carriers and the rapid entrance of new carriers into the market. The Company's future success will depend on the continued use of its existing products and services, market acceptance of its new products and services and the Company's ability to develop and market new offerings or adapt existing offerings to keep pace with changes in the wireless telecommunications industry. A rapid shift away from the use of cellular in favor of other telecommunications services, such as PCS, could affect demand for the Company's product and service offerings, since different business practices might evolve with respect to the offering and sale of new telecommunications services and could require the Company to develop modified or alternate offerings addressing the particular needs of providers of the new telecommunications services. In addition, as the cost of wireless communication services declines and the number of subscribers increases, carriers may elect to forego credit verification of new customers, and it is unclear what means of customer screening, if any, carriers will employ if they do not use credit verification.

  Due to rapid changes in the wireless telecommunications industry, the Company intends to continue to devote substantial financial, managerial and personnel resources to product development efforts for the foreseeable future. The development of the Company's product and service offerings is based on a complex process requiring high levels of innovation and the accurate anticipation of technological and market trends. There can be no assurance that the Company will be successful in developing or marketing its existing or future product and service offerings in a timely manner, or at all. If the Company is unable, due to resource, technical or other constraints to anticipate or respond adequately to changing market, client or technological requirements, the Company's business, financial condition, results of operations and cash flow will be materially adversely affected. There can be no assurance that products or services developed by others will not render the Company's products or services non-competitive or obsolete. See "Business-- Industry Overview" and "--Competition."

  Ability to Manage Change. The Company has expanded its operations rapidly, and this expansion has created significant demands on the Company's executive, operational, development and financial personnel and other resources. Additional expansion by the Company, including geographic expansion, may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. If the Company's management is unable to manage growth effectively, its business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business--Employees" and "Management."

  The success of the Company's business depends in part upon the Company's ability to attract, train and retain a sufficient number of qualified personnel to meet its needs. The Company's teleservices call center is labor intensive; consequently, an increase in the turnover rate among the Company's teleservices employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of these employees, it could be forced to limit its growth or possibly curtail its operations. There can be no assurance that the Company will be successful in attracting, training and retaining the required number of employees to support the Company's business in the future. See "Business-- Products and Services."

  Dependence on Key Personnel. The Company's success to date has depended to a significant extent on Pamela D.A. Reeve, its President and Chief Executive Officer, and a number of other key personnel. Neither Ms. Reeve nor any of the Company's other personnel is a party to an employment agreement with the Company. The loss of the services of Ms. Reeve or any of the Company's other key personnel could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The Company believes that its future success will depend in large part on its ability to attract and retain highly qualified management, engineering, research and development, sales and operational personnel. In particular, the Company will need to hire additional software developers in order to support and increase its software licensing activities. Competition for all of these personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining key personnel. The failure of the Company to hire and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition, results of operations and cash flow. After the closing of this offering, the Company will not maintain key person life insurance policies on any of its employees other than Ms. Reeve. See "Business--Employees" and "Management."

  Dependence on Cellular Market and Emerging Wireless Markets. The Company historically has provided its products and services predominantly to cellular carriers. Although the cellular market has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, or at all, or that cellular carriers will continue to use the Company's products and services. Further growth in the Company's revenues from use of the Company's Customer Acquisition System by cellular carriers is more likely to result from expansion into additional geographic markets for its existing clients and from general growth of the cellular market, if any, than from the addition of new cellular carrier clients. Declines in demand for the Company's products and services, whether as a result of competition, technological change, industry change, general economic conditions or other factors, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  The Company's future operating results will depend in part on the emergence of the PCS market and other wireless telecommunications markets and the use of the Company's products and services by PCS and other wireless carriers. The PCS market is in its initial stages of development. If the growth of the PCS market or other new wireless markets does not meet expectations or is significantly delayed for any reason, or if carriers in these markets do not use the Company's products and services, the Company's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business--Industry Overview" and "--Products and Services."

  Competition. The market for products and services provided to wireless carriers is highly competitive and subject to rapid change. The market is fragmented, and a number of companies currently offer one or more products or services competitive with those offered by the Company. In addition, many wireless carriers are providing or can provide, internally, products and services competitive with those the Company offers. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for the Company's services and could make it more difficult for the Company to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, the Company anticipates continued growth in the wireless carrier services industry and, consequently, the entrance of new competitors in the future.

  The Company believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to subscriber needs, quality and breadth of service offerings, price and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the Company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs.

  Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions or the loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  To remain competitive in the wireless carrier services industry, the Company will need to continue to invest in engineering, research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. If this were to occur, the Company's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business--Competition."

  Risk of System Failure. The Company's operations are dependent upon its ability to maintain its computer and telecommunications equipment and systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. All of the Company's computer and telecommunications equipment is located at its two sites in Waltham, Massachusetts, and, as a result, may be vulnerable to a natural disaster. The Company has taken precautions to protect itself and its clients from events that could interrupt delivery of the Company's services. These precautions include physical security systems, back-up and off site data storage, back-up telephone lines, service arrangements with multiple long-distance telephone carriers and an on-site power generator. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, power loss, telecommunications failure or similar event would not result in an interruption of the Company's services. From time to time, the Company has experienced delays in the delivery of services to some clients as a result of failures of certain of the Company's systems. In addition, the growth of the Company's client base, a significant increase in transaction volume or an expansion of the Company's facilities may strain the capacity of its computers and telecommunications systems and lead to degradations in performance or system failure. Many of the Company's agreements with carriers contain level of service commitments which the Company might be unable to fulfill in the event of a natural disaster or major system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Further, any future addition or expansion of the Company's facilities to increase capacity could increase the Company's exposure to damage from fire, natural disaster, power loss, telecommunications failure or similar events. There can be no assurance that the Company's property and business interruption insurance will be adequate to compensate the Company for any losses that may occur in the event of a system failure or that such insurance will continue to be available to the Company at all or, if available, that it will be available on commercially reasonable terms. See "Business--Products and Services."

  In addition to its own systems, the Company relies on certain equipment, systems and services from third parties that are also subject to risks, including risks of system failure or inadequacy. For example, in providing its credit verification service, the Company is dependent on access to various credit information data bases. Similarly, delivery of the Company's activation services is often dependent on the availability and performance of third-party billing systems. If, for any reason, the Company were unable to access any such data bases or third-party billing systems, the Company's ability to process credit verification transactions could be impaired. In addition, the Company's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  Risk of Software Defects; Dependence on Third-Party Software. The software developed and utilized by the Company in providing its products and services may contain errors. Although the Company engages in extensive testing of its software before it is used to provide services to clients, there can be no assurance that errors will not be found in software after commencement of the use of such software. Any such error may result in the Company's partial or total inability to provide services to its clients, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, or loss of revenue because of the inability of clients to use the Company's products or services or the termination by clients of their arrangements with the Company. Any of these results could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  Certain software used in the Company's software products and to support the Company's qualification and activation services is licensed by the Company from third parties. The Company licenses software from Pilot

Software, Inc. under a beta license agreement that will expire in July 1996 and licenses software from Trans Union Corporation and Strategic Mapping, Inc. under one-year renewable agreements. There can be no assurance that these suppliers will continue to license this software to the Company or, if any supplier terminates its agreement with the Company, that the Company will be able to develop or otherwise procure software from another supplier on a timely basis or on commercially reasonable terms. Even if the Company succeeds in developing or procuring such software in such circumstances, there can be no assurance that the Company will be able to do so in a timely fashion. See "Business--Proprietary Rights."

  Potential Acquisitions. The Company may in the future pursue acquisitions of companies, technologies or assets that complement the Company's business. Future acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, operating results, financial condition, results of operations, and cash flow. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company currently has no agreements or understandings with regard to any acquisition.

  Government Regulation and Legal Uncertainties. The wireless carriers that constitute the Company's clients are regulated at both the federal and state levels. Federal and state regulation may decrease the growth of the wireless telecommunications industry, affect the development of the PCS or other wireless markets, limit the number of potential clients for the Company's services, impede the Company's ability to offer competitive services to the wireless telecommunications market, or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless and wireline services. Those changes could in turn subject the Company to increased pricing pressures, decrease the demand for the Company's products and services, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  As the result of offering its ProFile product, the Company is subject to the requirements of the Fair Credit Reporting Act and certain state laws. Although the Company's business activities are not otherwise within the scope of federal or state regulations applicable to credit bureaus and financial institutions, the Company must take into account such regulations in order to provide products and services that help its clients comply with such regulations. The Company monitors regulatory changes and implements changes to its products and services as appropriate. Although the Company attempts to protect itself by written agreements with its clients, failure to reflect the provisions of such regulations in a timely or accurate manner could possibly subject the Company to liabilities that could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. See "Business--Government Regulation."

  Intellectual Property Rights. The Company's success is dependent upon proprietary technology. The Company currently has no patents and protects its property rights in its technology primarily through copyrights, the law of trademarks, trade secrets and employee and third-party non-disclosure agreements. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that these protections will be adequate.

  Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flow. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. See "Business--Proprietary Rights."

  Risks Associated with International Expansion. As part of its business strategy, the Company may seek opportunities to expand its offerings into international markets. The Company does not currently derive any revenues from international markets. The Company believes that such expansion is important to the Company's ability to continue to grow and to market its products and services. In particular, some domestic wireless carriers expanding into international markets may seek single, global solutions from the Company and its competitors, and as a result, the inability of the Company to offer its products and services internationally may have an adverse effect on the Company's ability to market its products and services to those carriers for use in the United States. In marketing its products and services internationally, however, the Company will face new competitors, some of whom may have established strong relationships with carriers. There can be no assurance that the Company will be successful in marketing or distributing its services abroad or that, if the Company is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, the Company has no experience in marketing and distributing its services internationally. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, results of operations, financial condition and cash flow. See "Business--Strategy."

  Absence of Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price for the Common Stock after the offering. For a description of the factors to be considered in determining the public offering price, see "Underwriting." Factors such as announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as quarterly variations in the Company's results of operations and market conditions in the industry, may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has experienced substantial price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

  Influence of Existing Stockholders. After the sale of the shares of Common Stock offered hereby, the Company's executive officers, directors and 5% stockholders will own beneficially an aggregate of 8,282,665 approximately 54% of the outstanding shares of Common Stock. As a result, these stockholders, if acting together, would be able to control matters requiring the approval of stockholders of the Company, including the election of directors. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

  Shares Eligible for Future Sale; Possible Adverse Effect on Market
Price. Sales of a substantial number of shares of Common Stock in the public market following the offering could adversely affect the market price for the Common Stock and the Company's ability to raise capital in the future. Immediately following consummation of the offering, there will be 14,873,509 shares of Common Stock outstanding, of which 3,200,000 shares of Common Stock sold in the offering (3,680,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely transferable and tradeable in the United States (except by affiliates of the Company) without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"). A total of 9,335,158 of the remaining 11,673,509 shares outstanding are subject to lock-up agreements expiring 180 days following the date of this Prospectus. Such agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of these lock-up agreements, 5,293,027 of such shares may be sold under Rule 144 promulgated under the Securities Act ("Rule 144"), subject to the volume limitations and other conditions imposed by Rule 144, and 1,933,643 of these shares will be transferable without restriction under Rule 144. The remaining 2,086,490 of the 9,335,158 shares subject to lock-up agreements will become eligible for sale subject to the restrictions of Rule 144 at later dates. Certain existing stockholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. See "Shares Eligible for Future Sale--Registration Rights." Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 2,615,800 shares of Common Stock issuable or issued under its stock option plans and 100,000 shares of Common Stock issuable under its employee stock purchase plan. Of the shares issuable under its option plans, 1,615,800 shares were subject to outstanding options as of June 20, 1996, of which 561,180 options were exercisable on that date, and options to purchase an additional 766,120 shares will become exercisable within 180 days following the date of this Prospectus. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration subject to the lock-up agreements described above, if applicable. See "Management--Benefit Plans" and "Shares Eligible for Future Sale."

  Management's Discretion as to Use of Unallocated Net Proceeds. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide liquidity for the Company's existing stockholders. As of the date of this Prospectus, the Company has no specific plans for the use of a substantial portion of the net proceeds of this offering. The Company expects to use such unallocated proceeds for working capital and other general corporate purposes, including potential acquisitions. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

  Anti-Takeover Effect of Charter Provisions, By-Laws and Delaware Law. The Company's Amended and Restated Certificate of Incorporation (the "Restated Charter") and Amended and Restated By-Laws (the "Restated By-Laws") will contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Restated By-Laws require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and require specified advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President or Secretary. The Restated By-Laws provide for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote. The affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote is required to amend or repeal these provisions. In addition, the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

  Following this offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 may limit the ability of stockholders to approve a transaction that they deem to be in their best interests. The foregoing and other provisions of the Restated Charter and the Restated By-Laws and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Restated Charter and By-Laws and of Delaware Law."

  Dilution. Purchasers in the offering will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. Additional dilution will occur upon the exercise of outstanding stock options and warrants. See "Dilution" and "Management--Benefit Plans."

                                USE OF PROCEEDS

  The net proceeds to the Company of the sale of the 3,025,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be $24,469,250, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company estimates that it will receive approximately $5,000 in additional funds from the exercise of certain warrants by one of the Selling Stockholders to acquire certain of the shares of Common Stock being offered by such Selling Stockholder hereby. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide liquidity for the Company's existing stockholders.

  The Company intends to use a portion of the net proceeds of this offering to repay all of the indebtedness outstanding under its working capital bank line of credit at the time this offering is completed (approximately $1,500,000 was outstanding at June 20, 1996). The Company's working capital line of credit, which provides for borrowings up to $4,000,000, bears interest at the lending bank's prime rate plus .25% (8.5% at June 20, 1996). The working capital line of credit is secured by a pledge of the accounts receivable, equipment and intangible assets of the Company and terminates in June 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company also intends to use $830,000 of the net proceeds of this offering to repurchase an aggregate of 400,000 shares of Common Stock pursuant to options granted to the Company in connection with the settlement of certain litigation. In addition, the Company intends to use approximately $235,000 of the net proceeds of this offering to repay indebtedness, including accrued interest, outstanding under an 8% promissory note, which was issued in April 1996 in partial payment of the exercise price of an option to acquire 200,000 shares of Common Stock. The promissory note matures in two equal installments in April 1997 and 1998. See "Certain Transactions."

  The Company intends to use the remainder of the net proceeds of this offering for working capital and other general corporate purposes. In addition, the Company may use a portion of the net proceeds of this offering to acquire or invest in companies, technologies or assets that complement the Company's business. While from time to time the Company may evaluate potential acquisitions or investments, the Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Stockholders hereby. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business and therefore does not expect to pay any cash dividends in the foreseeable future. The terms of the Company's existing borrowing arrangements and bank lines of credit prohibit the Company from declaring or paying cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis, (ii) on a pro forma basis after giving effect to the issuance of Series D Redeemable Convertible Preferred Stock (the "Series D Preferred Stock") on April 3, 1996, the application of the net proceeds thereof and the purchase by the Company in April and May 1996 of 400,000 shares of Common Stock (see "Certain Transactions") and (iii) as adjusted to reflect the issuance and sale by the Company of 3,025,000 shares of Common Stock offered hereby (at an assumed initial offering price of $9.00 per share, after deducting the estimated underwriting discounts and commissions and expenses payable by the Company), the application of the estimated net proceeds thereof, the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock and the filing of the Restated Charter. The following table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                        MARCH 31, 1996
                                               --------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                               ---------- --------- -----------
                                                  (IN
                                               THOUSANDS)
Total long-term obligations, less current
 portion......................................  $ 4,151    $ 3,000    $ 3,000
                                                -------    -------    -------
Redeemable convertible preferred stock and
 stockholders' equity:
 Redeemable convertible preferred stock, $.01
  par value; 2,475,516 shares authorized,
  1,451,305 and 2,451,305 shares issued and
  outstanding, actual and pro forma,
  respectively; no shares authorized, issued
  and outstanding, as adjusted................    3,222      9,180        --
 Preferred stock, $.01 par value; no shares
  authorized, issued or outstanding, actual
  and pro forma; 5,000,000 shares authorized,
  no shares issued and outstanding, as
  adjusted....................................      --         --         --
 Common stock, $.01 par value; 20,000,000
  shares authorized and 6,581,500, actual;
  20,000,000 shares authorized and 6,181,500
  shares issued and outstanding, pro forma;
  60,000,000 shares authorized and 14,861,389
  shares issued and outstanding, as
  adjusted(1).................................       66         66        149
Additional paid-in capital....................      --         --      33,572
Warrants......................................      406        406        406
Notes receivable, stockholders................      (13)       (13)       (13)
Accumulated deficit...........................   (4,016)    (4,016)    (4,024)
Less treasury stock, at cost; 1,148 shares,
 actual; 401,148 shares, pro forma; 801,148
 shares, as adjusted..........................     (139)    (1,079)    (1,909)
                                                -------    -------    -------
 Total redeemable convertible preferred stock
  and stockholders' equity....................     (474)     4,544     28,181
                                                -------    -------    -------
   Total capitalization.......................  $ 3,677    $ 7,544    $31,181
                                                =======    =======    =======

- --------
(1) Excludes (i) 1,022,700 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996, (ii) 1,000,000 shares of Common Stock reserved for future option grants under the Company's 1996 Incentive and Nonqualified Stock Option Plan, (iii) 100,000 shares of Common Stock for issuance under the Company's 1996 Employee Stock Purchase Plan and (iv) 810,250 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996. See "Management--Benefit Plans" and Notes 7 and 12 to Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1996 was $3,717,000, or $0.33 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the issuance of Series D Preferred Stock (which occurred on April 3, 1996), the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock (which will occur upon the closing of this offering) and the purchase by the Company in April and May 1996 of 400,000 shares of Common Stock (see "Certain Transactions"). After giving effect to the sale of 3,025,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $10.00 per share (which represents the highest price in the range of initial public offering prices set forth on the front cover of this Prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the Company's pro forma as adjusted net tangible book value at March 31, 1996 would have been $30,162,000, or $2.09 per share. This represents an immediate increase in pro forma net tangible book value of $1.76 per share to existing stockholders and an immediate dilution of $7.91 per share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $10.00
   Pro forma net tangible book value per share at March 31, 1996.. $0.33
   Increase per share attributable to new investors...............  1.76
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    offering......................................................         2.09
                                                                         ------
   Dilution per share to new investors............................       $ 7.91
                                                                         ======

  The following table summarizes, on a pro forma as adjusted basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company (after giving effect to the issuance of Series D Preferred Stock and the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock), the total consideration paid, and the average price per share paid by existing stockholders and to be paid by the new investors, at an assumed initial public offering price of $10.00 per share (which represents the highest price in the range of initial public offering prices set forth on the front cover of this Prospectus), before deducting the estimated underwriting discounts and commissions and offering expenses payable by the
Company:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders(1)... 11,824,750   79.6% $ 9,225,000   23.4%    $ 0.78
New investors(1)...........  3,025,000   20.4   30,250,000   76.6      10.00
                            ----------  -----  -----------  -----
  Total.................... 14,849,750  100.0% $39,475,000  100.0%
                            ==========  =====  ===========  =====

- --------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 11,649,750 or approximately 78.5% (11,169,750 shares or approximately 75.2% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 3,200,000 or approximately 21.5% (3,680,000 shares or approximately 24.8% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

  The foregoing table does not reflect exercises of options since March 31, 1996 and assumes no exercise of any currently outstanding options or warrants. As of June 20, 1996, there were outstanding options to purchase 1,615,800 shares of Common Stock at a weighted average exercise price of $1.80 per share and outstanding warrants to purchase 810,250 shares of Common Stock at an exercise price of $2.00 (excluding certain warrants to be exercised as of the closing of this offering). To the extent that such options and warrants are exercised in the future, there will be further dilution to new investors. See "Management--Benefit Plans," "Description of Capital Stock" and Notes 7 and 12 to Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the five years ended September 30, 1995 and the three months ended December 31, 1995 have been derived from the Company's audited historical financial statements, certain of which are included in this Prospectus. Selected financial data for the twelve months ended December 31, 1995 are unaudited. Selected financial data for the three months ended December 31, 1994, March 31, 1995 and March 31, 1996 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial information presented reflects all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial information for each such period. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 1996. This data should be read in conjunction with the Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      TWELVE   THREE MONTHS    THREE MONTHS
                                                                      MONTHS       ENDED           ENDED
                                YEARS ENDED SEPTEMBER 30,             ENDED      DEC. 31,        MARCH 31,
                          -----------------------------------------  DEC. 31,  --------------  --------------
                           1991     1992    1993    1994     1995    1995(1)    1994    1995    1995    1996
                          -------  ------  ------  -------  -------  --------  ------  ------  ------  ------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 1,174  $2,988  $6,986  $13,398  $19,350  $20,347   $5,515  $6,512  $4,452  $6,314
Cost of revenues........      824   1,703   3,554    7,415   12,607   13,075    3,016   3,484   3,125   3,634
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Gross profit............      350   1,285   3,432    5,983    6,743    7,272    2,499   3,028   1,327   2,680
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Operating expenses:
 Development............      614     790   1,164    2,317    3,864    4,159      850   1,145     929     953
 Sales and marketing....      214     241     829      815    1,902    2,264      433     795     477     896
 General and administra-
  tive..................      647     877   1,309    1,644    2,584    2,655      630     701     566     549
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Total operating ex-
 penses.................    1,475   1,908   3,302    4,776    8,350    9,078    1,913   2,641   1,972   2,398
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Income (loss) from oper-
 ations.................   (1,125)   (623)    130    1,207   (1,607)  (1,806)     586     387    (645)    282
Other income (ex-
 pense)(2)..............      (77)   (130)   (255)    (234)    (826)    (965)    (174)   (313)   (202)   (250)
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Income (loss) before in-
 come taxes.............   (1,202)   (753)   (125)     973   (2,433)  (2,771)     412      74    (847)     32
Provision for income
 taxes..................      --      --      --       (23)     --        (2)     --       (2)    --       (9)
                          -------  ------  ------  -------  -------  -------   ------  ------  ------  ------
Net income (loss).......  $(1,202) $ (753) $ (125) $   950  $(2,433) $(2,773)  $  412  $   72  $ (847) $   23
                          =======  ======  ======  =======  =======  =======   ======  ======  ======  ======
Pro forma net income
 (loss) per common
 share(3)...............                                    $ (0.19)                   $ 0.01          $ 0.00
Pro forma weighted aver-
 age number of common
 and common equivalent
 shares outstanding(3)..                                     12,770                    13,271          13,334

                                      SEPTEMBER 30,
                         -------------------------------------------  DEC. 31,  MARCH 31,
                          1991     1992     1993     1994     1995      1995      1996
                         -------  -------  -------  -------  -------  --------  ---------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $    44  $   182  $   192  $ 1,832  $   539  $    58    $   600
Working capital defi-
 ciency.................    (818)  (1,030)    (292)   1,715   (3,280)  (1,967)    (1,944)
Total assets............   1,095    2,390    3,396    9,181   10,214   11,041     10,611
Long-term obligations,
 less current portion...     172      624      554    4,197    3,796    4,515      4,151
Redeemable convertible
 preferred stock........   1,009    2,198    2,933    2,948    3,131    3,177      3,222
Stockholders' deficien-
 cy.....................  (1,420)  (2,292)  (2,132)  (1,093)  (3,564)  (3,535)    (3,696)

- --------
(1) The Company changed its fiscal year end from September 30 to December 31, effective with the fiscal year ending December 31, 1996.
(2) Consists principally of interest expense.
(3) Gives effect to the issuance of the Series D Preferred Stock and the conversion of all outstanding shares of Convertible Preferred Stock into 5,247,324 shares of Common Stock upon the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. This Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere herein.

OVERVIEW

  Lightbridge develops, markets and supports a suite of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. The Company changed its fiscal year end from September 30 to December 31, effective with the fiscal year ending December 31, 1996. The financial statements for the period ended December 31, 1995 reflect the Company's results of operations for the three months then ended. References to fiscal years are to years ended September 30.

  Lightbridge's total revenues increased from $7.0 million in fiscal 1993 to $19.4 million in fiscal 1995. This revenue increase has been driven primarily by increases in volume of wireless customer qualification and activation transactions processed for wireless carrier clients and in the utilization of the Company's products and services by carriers. The Company's revenues consist of transaction revenues and software and other revenues. Historically, transaction revenues have accounted for substantially all of the Company's revenues, although software and other revenues have increased during recent periods primarily as a result of the initial licensing of certain software products. Software and other revenues, which represented no more than 6.0% of total revenues in each of fiscal 1993, 1994 and 1995, increased to 7.0% and 16.3% of total revenues in the three months ended December 31, 1995 and March 31, 1996, respectively. There can be no assurance that the Company's software products will achieve market acceptance or that the mix of the Company's revenues will remain constant.

  Lightbridge's transaction revenues are derived primarily from the processing of applications of subscribers for wireless telecommunications services and the activation of service for those subscribers. Over time the Company has expanded its offerings from credit evaluation services to include screening for subscriber fraud, evaluating carriers' existing accounts, interfacing with carrier and third-party systems, and providing teleservices call center services. These services are provided pursuant to contracts with carriers which specify the services to be utilized and the markets to be served. Generally, the Company's clients are charged on a per transaction or, to a lesser extent, on a per minute basis. Pricing varies depending primarily on the volume of transactions, the type and number of other products and services selected for integration with the services, and the term of the contract under which services are provided. The volume of processed transactions varies depending on seasonal and retail trends, the success of the carriers utilizing the Company's services in attracting subscribers and the markets served by the Company for its clients. Revenues are recognized in the period when the services are performed.

  The Company's software and other revenues have been derived primarily from developing customized software and providing Business Integration consulting services. The Company also began licensing its Channel Solutions software with the introduction of its POPS and Iris products in fiscal 1995 and its SAMS software in 1996. Lightbridge's Channel Solutions products and services are designed to assist clients in interfacing with the Company's systems and are being marketed primarily to wireless telecommunications carriers that utilize the Company's transaction processing services. The Company's Wireless Intelligence products are being designed to help carriers analyze their marketplace to improve their business operations. While its Channel Solutions products are, and its Wireless Intelligence products are currently expected to be, licensed as packaged software products, each of these products requires customization and integration with other products and systems to varying degrees. Revenues derived from consulting and other projects are recognized throughout the performance period of the contracts. Revenues from licensing software are recognized at the later of delivery of the licensed product or satisfaction of acceptance criteria. Lightbridge's software and other revenues depend primarily on the continuing need for integration of diverse systems and acceptance of the Company's software products by the Company's existing and new clients.

  During fiscal 1994 and 1995 and the three months ended December 31, 1995 and March 31, 1996, each of the Company's four largest clients accounted for more than 10% of the Company's total revenues, representing an aggregate of 64%, 63%, 61% and 53% of total revenues in those periods, respectively. During fiscal 1993, the Company's two largest clients each accounted for more than 10% of the Company's total revenues, representing an aggregate of 34% of total revenues. The Company's revenues have been derived exclusively from sales of products and services in the United States.

  Beginning in fiscal 1995, Lightbridge has increased its sales and marketing efforts to renew contracts with existing cellular carrier clients and to add new wireless telecommunications carrier clients, including PCS service providers. In addition, beginning in fiscal 1995, the Company has increased its development efforts to continue to enhance its existing software and to develop and acquire new software products and services, including its Channel Solutions and Wireless Intelligence software products and services. The Company currently intends to continue to increase its development, sales and marketing efforts in pursuit of these goals.

  Prior to fiscal 1995, the Company's development activities were focused on creating software for its outsourcing and service bureau operations. All development costs related to these activities were expensed when incurred. In fiscal 1995, Lightbridge began developing certain software products to be licensed as separate products. In connection with these development efforts, the Company acquired rights to certain pen-based technology for $400,000, which has been incorporated in the Company's SAMS product, and certain multimedia software technology, which has been incorporated in the Company's Iris product. The multimedia technology was purchased for $45,000 in cash plus an obligation to pay certain royalties. No such royalties had accrued through March 31, 1996. In fiscal 1995, the Company capitalized approximately $980,000 of software development costs for internally developed products and for the purchase of such technology. Commencing with the availability of the SAMS and Iris products for general release in fiscal 1995, capitalized software development costs are being amortized using the straight-line method over a two-year period.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenues:

                                                             THREE MONTHS ENDED
                                                          -----------------------------
                           YEAR ENDED SEPTEMBER 30,       DECEMBER 31,     MARCH 31,
                          -----------------------------   --------------  -------------
                            1993       1994      1995      1994    1995   1995    1996
                          --------   --------  --------   ------  ------  -----   -----
Revenues:
  Transaction...........      94.0%      96.3%     95.1%    96.6%   93.0%  94.7%   83.7%
  Software and other....       6.0        3.7       4.9      3.4     7.0    5.3    16.3
                          --------   --------  --------   ------  ------  -----   -----
                             100.0      100.0     100.0    100.0   100.0  100.0   100.0
Cost of revenues........      50.9       55.3      65.2     54.7    53.5   70.2    57.6
                          --------   --------  --------   ------  ------  -----   -----
Gross profit............      49.1       44.7      34.8     45.3    46.5   29.8    42.5
                          --------   --------  --------   ------  ------  -----   -----
Operating expenses:
  Development...........      16.7       17.3      20.0     15.4    17.6   20.9    15.1
  Sales and marketing...      11.9        6.1       9.8      7.9    12.2   10.7    14.2
  General and adminis-
   trative..............      18.7       12.3      13.3     11.4    10.8   12.7     8.7
                          --------   --------  --------   ------  ------  -----   -----
    Total operating ex-
     penses.............      47.3       35.7      43.1     34.7    40.6   44.3    38.0
                          --------   --------  --------   ------  ------  -----   -----
Income (loss) from oper-
 ations.................       1.8        9.0      (8.3)    10.6     5.9  (14.5)    4.5
Other income (expense),
 net....................      (3.6)      (1.7)     (4.3)    (3.1)   (4.8)  (4.5)   (4.0)
                          --------   --------  --------   ------  ------  -----   -----
Income (loss) before in-
 come taxes.............      (1.8)       7.3     (12.6)     7.5     1.1  (19.0)    0.5
Provision for income
 taxes..................       --         0.2       --       --      --     --      0.1
                          --------   --------  --------   ------  ------  -----   -----
Net income (loss).......      (1.8)%      7.1%    (12.6)%    7.5%    1.1% (19.0)%   0.4%
                          ========   ========  ========   ======  ======  =====   =====

 Three Months Ended March 31, 1996 Compared with Three Months Ended March 31,
1995

  Revenues. Total revenues increased by 42% to $6.3 million in the three months ended March 31, 1996 from $4.5 million in the three months ended March 31, 1995. Transaction revenues increased by 25% to $5.3 million in the three months ended March 31, 1996 from $4.2 million in the three months ended March 31, 1995, primarily due to increased volume of wireless customer qualification and activation transactions processed for existing carrier clients and, to a lesser extent, new carrier clients. Software and other revenues increased by 335% to $1.0 million in the three months ended March 31, 1996 from $0.2 million in the three months ended March 31, 1995, principally as a result of the inclusion in the three months ended March 31, 1996 of revenues attributable to the Company's Channel Solutions products and services and increased revenues attributable to customized software integration services provided to both existing and new clients.

  Cost of Revenues. Cost of revenues consists primarily of personnel costs, costs of maintaining systems and networks used in processing subscriber qualification and activation transactions (including depreciation and amortization of those systems and networks) and amortization of capitalized software. Cost of revenues may vary as a percentage of total revenues in the future as a result of a number of factors, including changes in the mix of transaction revenues between revenues from on-line transaction processing and revenues from processing transactions through the Company's TeleServices Group and changes in the mix of total revenues between transaction revenues and software and other revenues. Cost of revenues increased by 16% to $3.6 million in the three months ended March 31, 1996 from $3.1 million in the three months ended March 31, 1995, while decreasing as a percentage of total revenues to 58% from 70%. The dollar increase in costs resulted principally from increases in transaction volume, costs attributable to expansion of the Company's staff and systems capacity and amortization of capitalized software. The decrease in cost of revenues as a percentage of total revenues primarily reflected a higher percentage of transaction revenues from on-line processing than teleservices operations, a higher percentage of software license revenues and increased utilization of the Company's operating and networking systems.

  Development. Development expenses consist primarily of personnel and outside technical services costs related to developing new products and services, enhancing existing products and services, and implementing and maintaining new and existing products and services. Development expenses also include software development costs incurred prior to the establishment of technological feasibility. Development expenses increased by 3% to $1.0 million in the three months ended March 31, 1996 from $0.9 million in the three months ended March 31, 1995, while decreasing as a percentage of total revenues to 15% from 21%. The increase in costs resulted principally from the hiring of additional personnel to support the continued enhancement of products and services and the development of new products and services, including the initial two modules in the Wireless Intelligence suite. The decrease in development expenses as a percentage of total revenues reflected the significant growth in the Company's total revenues. The Company did not capitalize any software development costs during the three months ended March 31, 1996 and capitalized $188,000 of internally developed software development costs during the three months ended March 31, 1995.

  The Company expects to increase its engineering and development efforts in order to continue enhancing its existing products and services, including its CAS, Wireless Intelligence and Channel Solutions products, as well as to develop new products and services.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and travel expenses of direct sales and marketing personnel, as well as costs associated with advertising, trade shows and conferences. Sales and marketing expenses increased by 88% to $0.9 million in the three months ended March 31, 1996 from $0.5 million in the three months ended March 31, 1995, and increased as a percentage of total revenues to 14% from 11%. The increase in costs was due to the addition of direct sales personnel, increased commissions resulting from the higher level of revenues and increased use of marketing programs, including trade shows. The Company continues to invest in sales and marketing efforts in order to increase its penetration of existing accounts and to add new clients and markets.

  General and Administrative. General and administrative expenses consist principally of salaries of administrative, executive, finance and human resources personnel, as well as outside professional fees. General and administrative expenses decreased by 3% to $549,000 in the three months ended March 31, 1996 from $566,000 in the three months ended March 31, 1995, and decreased as a percentage of total revenues to 9% from 13%.

  Other Income (Expense), Net. Other income (expense) historically has consisted predominantly of interest expense. Interest expense consists of interest, commitment fees and other similar fees payable with respect to the Company's bank lines of credit, subordinated notes and capital leases. Interest expense increased by 23% to $256,000 in the three months ended March 31, 1996 from $208,000 in the three months ended March 31, 1995. This increase principally reflected a higher level of borrowings for working capital purposes under the bank working capital line of credit, as well as the inclusion of interest attributable to the issuance of subordinated notes in August 1995.

  Provision for Income Taxes. Due to the application of net operating loss carryforwards from previous years, no significant provision for or benefit from income taxes was recorded in the three months ended March 31, 1996. The Company incurred a net loss for the three months ended March 31, 1995 and did not record a benefit for income tax for the period.

 Three Months Ended December 31, 1995 Compared with Three Months Ended December 31, 1994

  Revenues. Total revenues increased by 18% to $6.5 million in the three months ended December 31, 1995 from $5.5 million in the three months ended December 31, 1994. Transaction revenues increased by 14% to $6.1 million in the three months ended December 31, 1995 from $5.3 million in the three months ended December 31, 1994, principally from increased volume of wireless customer qualification and activation transactions processed for existing carrier clients and, to a lesser extent, new carrier clients. Software and other revenues increased by 142% to $458,000 in the three months ended December 31, 1995 from $189,000 in the three months ended December 31, 1994, primarily as a result of the inclusion in the three months ended December 31, 1995 of revenues attributable to the Company's Channel Solutions products and services.

  Cost of Revenues. Cost of revenues increased by 16% to $3.5 million in the three months ended December 31, 1995 from $3.0 million in the three months ended December 31, 1994, while decreasing as a percentage of total revenues to 54% from 55%. The dollar increase in costs resulted primarily from increases in transaction volume, increases in personnel costs attributable to the Company's TeleServices Group and the inclusion of amortization of capitalized software. The decrease in cost of revenues as a percentage of total revenues was primarily the result of a higher percentage of software license revenues, offset in part by increased costs associated with the Company's infrastructure investments.

  Development. Development expenses increased by 35% to $1.1 million in the three months ended December 31, 1995 from $0.9 million in the three months ended December 31, 1994, while increasing as a percentage of total revenues to 18% from 15%. The increase in costs resulted primarily from the hiring of additional personnel to support the continued enhancement of the Company's existing products and services and the development of new products and services, including Channel Solutions, Wireless Intelligence and Business Integration products and services. The Company did not capitalize any software development costs during the three months ended December 31, 1995 and capitalized $62,000 of internally developed software development costs during the three months ended December 31, 1994.

  Sales and Marketing. Sales and marketing expenses increased by 84% to $795,000 in the three months ended December 31, 1995 from $433,000 in the three months ended December 31, 1994, and increased as a percentage of total revenues to 12% from 8%. The increase in costs was due primarily to the addition of direct sales personnel and increased commissions resulting from the higher level of revenues.

  General and Administrative. General and administrative expenses increased by 11% to $701,000 in the three months ended December 31, 1995 from $630,000 in the three months ended December 31, 1994. The increase in costs reflects increases in administrative and finance personnel and, to a lesser extent, legal costs associated with litigation against a former officer of the Company.

  Other Income (Expense), Net. Interest expense increased by 66% to $307,000 in the three months ended December 31, 1995 from $185,000 in the three months ended December 31, 1994. This increase principally reflected a higher level of borrowings for working capital purposes under the Company's bank line of credit, as well as the inclusion of interest attributable to the issuance of subordinated notes in August 1995. In addition, interest on capital leases increased as the result of significant investments in the Company's infrastructure, which were financed primarily through the leasing of equipment accounted for as capital leases.

  Provision for Income Taxes. Due to the application of net operating loss carryforwards from previous years, no significant provision for or benefit from income taxes was recorded in the three months ended December 31, 1995 and 1994. At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of $2.1 million, expiring at various dates through 2010.

 Fiscal Year Ended September 30, 1995 Compared with Fiscal Year Ended September 30, 1994

  Revenues. Total revenues increased by 44% to $19.4 million in fiscal 1995 from $13.4 million in fiscal 1994. Transaction revenues increased by 43% to $18.4 million in fiscal 1995 from $12.9 million in fiscal 1994, principally from increased volume of wireless customer qualification and activation transactions processed for existing carrier clients. Software and other revenues increased by 92% to $948,000 in fiscal 1995 from $495,000 in fiscal 1994, primarily due to an increase in customized software development for existing clients.

  Cost of Revenues. Cost of revenues increased by 70% to $12.6 million in fiscal 1995 from $7.4 million in fiscal 1994, and increased as a percentage of total revenues to 65% from 55%. The increase in costs resulted primarily from increases in transaction volume and increases in personnel costs attributable to the Company's TeleServices Group and other business operations. In fiscal 1995, the Company relocated its TeleServices Group to a larger facility, resulting in increased facilities costs. The Company made significant investments in fiscal

1995 in its computing platform, as well as in increased networking and systems capacity. The decrease in cost of revenues as a percentage of total revenues reflected increased utilization of resources.

  Development. Development expenses increased by 67% to $3.9 million in fiscal 1995 from $2.3 million in fiscal 1994, and increased as a percentage of total revenues to 20% from 17%. The increase in costs was principally attributable to the hiring of additional personnel to support the continued enhancement of the Company's existing products and services and the development of new products and services, including Channel Solutions and Wireless Intelligence products and services. This increase was offset in part by the capitalization of $980,000 of software development costs for internally developed products and for certain purchased technology. The Company did not capitalize any software development costs in fiscal 1994.

  Sales and Marketing. Sales and marketing expenses increased by 133% to $1.9 million in fiscal 1995 from $0.8 million in fiscal 1994, and increased as a percentage of total revenues to 10% from 6%. The increase in costs was due principally to increased commissions resulting from the higher level of transaction revenues, an increase in sales and marketing personnel and an increase in recruiting, training and other expenses related to the expansion of the Company's sales and marketing organization. The increase was also attributable to the Company's increased participation in trade shows and conferences and additional advertising in trade publications.

  General and Administrative. General and administrative expenses increased by 57% to $2.6 million in fiscal 1995 from $1.6 million in fiscal 1994, and increased as a percentage of total revenues to 13% from 12%. The increase in costs was principally due to hiring of additional personnel to support the Company's growth and, to a lesser extent, legal costs associated with litigation against a former officer of the Company.

  Other Income (Expense), Net. Interest expense increased by 252% to $864,000 in fiscal 1995 from $246,000 in fiscal 1994. This increase principally consisted of interest attributable to the issuance of subordinated notes in August 1995, as well as a higher level of borrowings for working capital purposes under the Company's bank line of credit. In addition, interest on capital leases increased as the result of significant investments in the Company's infrastructure, which were financed primarily through the leasing of equipment accounted for as capital leases.

  Provision for Income Taxes. The Company recorded a net loss in fiscal 1995 and did not record a provision for or benefit from income taxes. As a result of the Company's net operating loss carryforwards from previous years, the provision for income taxes in fiscal 1994 consisted of alternative minimum taxes.

 Fiscal Year Ended September 30, 1994 Compared with Fiscal Year Ended September 30, 1993

  Revenues. Total revenues increased by 92% to $13.4 million in fiscal 1994 from $7.0 million in fiscal 1993. Transaction revenues increased by 97% to $12.9 million in fiscal 1994 from $6.6 million in fiscal 1993, principally from increased volume of wireless customer qualification and activation transactions processed for existing carrier clients (including expansion into new geographic markets) and new carrier clients. Software and other revenues increased by 18% to $495,000 in fiscal 1994 from $420,000 in fiscal 1993, due principally to a change in the Company's pricing practices for custom development services.

  Cost of Revenues. Cost of revenues increased by 109% to $7.4 million in fiscal 1994 from $3.6 million in fiscal 1993, and increased as a percentage of total revenues to 55% from 51%. The increase in costs resulted from the Company's increased transaction volume and continued investments in its service delivery infrastructure.

  Development. Development expenses increased by 99% to $2.3 million in fiscal 1994 from $1.2 million in fiscal 1993, while remaining relatively unchanged as a percentage of total revenues at approximately 17%. The increase in costs resulted from an increase in the number of engineering personnel in order to expand the modules offered as a part of CAS and to further the development of ProFile and system interfaces. The Company did not capitalize any software development costs during fiscal 1994 or 1993.

  Sales and Marketing. Sales and marketing expenses decreased by 2% to $815,000 in fiscal 1994 from $829,000 in fiscal 1993, and decreased as a percentage of total revenues to 6% from 12%. The lower level of sales and marketing expenses as a percentage of revenues in fiscal 1994 reflected the significant revenue increase in fiscal 1994, as the Company benefited from the addition of sales and marketing personnel during fiscal 1993.

  General and Administrative. General and administrative expenses increased by 26% to $1.6 million in fiscal 1994 from $1.3 million in fiscal 1993, while decreasing as a percentage of total revenues to 12% from 19%. The increase in costs was principally due to hiring of additional personnel to support the Company's growth.

  Other Income (Expense), Net. Interest expense decreased by 2% to $246,000 in fiscal 1994 from $250,000 in fiscal 1993. This decrease principally reflected lower interest rates in fiscal 1994.

  Provision for Income Taxes. As a result of the Company's net operating loss carryforwards from previous years, the provision for income taxes in fiscal 1994 consisted of alternative minimum taxes. No provision for or benefit from income taxes was recorded in fiscal 1993.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain quarterly financial data for the six quarters ended March 31, 1996. The quarterly information is unaudited but has been prepared on the same basis as the audited financial statements included elsewhere in this Prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of any future period.

                                             THREE MONTHS ENDED
                          --------------------------------------------------------
                          DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31,
                            1994     1995      1995     1995      1995     1996
                          -------- --------- -------- --------- -------- ---------
                                               (IN THOUSANDS)
RESULTS OF OPERATIONS
Revenues:
  Transaction...........   $5,326   $4,215    $4,426   $ 4,435   $6,054   $5,284
  Software and other....      189      237       125       397      458    1,030
                           ------   ------    ------   -------   ------   ------
                            5,515    4,452     4,551     4,832    6,512    6,314
Cost of revenues........    3,016    3,125     3,106     3,360    3,484    3,634
                           ------   ------    ------   -------   ------   ------
Gross profit............    2,499    1,327     1,445     1,472    3,028    2,680
                           ------   ------    ------   -------   ------   ------
Operating expenses:
  Development...........      850      929       934     1,151    1,145      953
  Sales and marketing...      433      477       462       530      795      896
  General and adminis-
   trative..............      630      566       735       653      701      549
                           ------   ------    ------   -------   ------   ------
    Total operating ex-
     penses.............    1,913    1,972     2,131     2,334    2,641    2,398
                           ------   ------    ------   -------   ------   ------
Income (loss) from oper-
 ations.................      586     (645)     (686)     (862)     387      282
Other income (expense),
 net....................     (174)    (202)     (203)     (247)    (313)    (250)
                           ------   ------    ------   -------   ------   ------
Income (loss) before in-
 come taxes.............      412     (847)     (889)   (1,109)      74       32
Provision for income
 taxes..................      --       --        --        --        (2)      (9)
                           ------   ------    ------   -------   ------   ------
Net income (loss).......   $  412   $ (847)   $ (889)  $(1,109)  $   72   $   23
                           ======   ======    ======   =======   ======   ======

                                             THREE MONTHS ENDED
                          ---------------------------------------------------------
                          DEC. 31, MARCH 31, JUNE 30,  SEPT. 30, DEC. 31, MARCH 31,
                            1994     1995      1995      1995      1995     1996
                          -------- --------- --------  --------- -------- ---------
AS A PERCENTAGE OF TOTAL
 REVENUES
Revenues:
  Transaction...........    96.6%     94.7%    97.3%      91.8%    93.0%     83.7%
  Software and other....     3.4       5.3      2.7        8.2      7.0      16.3
                           -----     -----    -----      -----    -----     -----
                           100.0     100.0    100.0      100.0    100.0     100.0
Cost of revenues........    54.7      70.2     68.2       69.5     53.5      57.5
                           -----     -----    -----      -----    -----     -----
Gross profit............    45.3      29.8     31.8       30.5     46.5      42.5
                           -----     -----    -----      -----    -----     -----
Operating expenses:
  Development...........    15.4      20.9     20.5       23.8     17.6      15.1
  Sales and marketing...     7.9      10.7     10.2       11.0     12.2      14.2
  General and adminis-
   trative..............    11.4      12.7     16.2       13.5     10.8       8.7
                           -----     -----    -----      -----    -----     -----
    Total operating ex-
     penses.............    34.7      44.3     46.9       48.3     40.6      38.0
                           -----     -----    -----      -----    -----     -----
Income (loss) from oper-
 ations.................    10.6     (14.5)   (15.1)     (17.8)     5.9       4.5
Other income (expense),
 net....................    (3.1)     (4.5)    (4.4)      (5.1)    (4.8)     (4.0)
                           -----     -----    -----      -----    -----     -----
Income (loss) before in-
 come taxes.............     7.5     (19.0)   (19.5)     (22.9)     1.1       0.5
Provision for income
 taxes..................     --        --       --         --       0.0       0.1
                           -----     -----    -----      -----    -----     -----
Net income (loss).......     7.5%    (19.0)%  (19.5)%    (22.9)%    1.1%      0.4%
                           =====     =====    =====      =====    =====     =====

  The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new products and services offered by the Company or its competitors, changes in the mix of products and services provided by the Company, the nature and timing of changes in the Company's clients or their use of the Company's products and services, consolidation among participants and other changes in the wireless telecommunications industry, changes in the client markets served by the Company, changes in regulations affecting the wireless industry, changes in the Company's operating expenses, changes in personnel and changes in general economic conditions. Historically, the Company's quarterly revenues have been highest in the fourth quarter of each calendar year, and have been particularly concentrated in the holiday shopping season between Thanksgiving and Christmas. The Company's transaction revenues, which historically have represented substantially all of the Company's total revenues, are affected by the volume of use of the Company's services, which is influenced by seasonal and retail trends, the success of the carriers utilizing the Company's services in attracting subscribers and the markets served by the Company for its clients. Software and other revenues, which include software license revenues and consulting revenues, have recently represented an increasing proportion of the Company's total revenues. Software license revenues are principally recognized at the time of delivery of licensed products and therefore may result in further fluctuations in the Company's quarterly operating results. Consulting revenues may be influenced by the requirements of one or more of the Company's significant clients, including engagement of the Company for implementing or assisting in implementing special projects of limited duration. There can be no assurance that the Company will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. See "Risk Factors--Potential Fluctuations in Quarterly Performance."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations to date primarily through private placements of equity and debt securities, cash generated from operations, bank borrowings and equipment financings.

  The Company has financed its operations in part with the proceeds of four offerings of Convertible Preferred Stock and two offerings of subordinated debt. The Company sold shares of its Series A Redeemable Convertible Preferred Stock in February 1991 for an aggregate purchase price of $1.0 million, shares of its Series B Redeemable Convertible Preferred Stock in December 1991 for an aggregate purchase price of $1.1 million and shares of its Series C Redeemable Convertible Preferred Stock in June, July and August of 1993 for an aggregate purchase price of $0.6 million. In August 1994, the Company sold $2.1 million in principal amount of its 8% subordinated notes, together with warrants exercisable to purchase up to 525,000 shares of Common Stock. In August 1995, the Company sold $1.2 million in principal amount of its 16% subordinated notes, together with warrants exercisable to purchase up to 287,750 shares of Common Stock. The Company sold shares of its Series D Preferred Stock in April 1996 for an aggregate purchase price of $6.0 million. A portion of the proceeds of the Series D Preferred Stock was applied to repay the 16% subordinated notes.

  Net cash provided by (used in) operating activities in the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995 and March 31, 1996 was $0.4 million, $0.5 million, $1.1 million, $(0.3) million and $1.4 million, respectively.

  The Company's capital expenditures in the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995 and March 31, 1996 aggregated $1.0 million, $3.6 million, $3.7 million, $0.3 million and $0.4 million, respectively. The capital expenditures consisted of purchases of fixed assets, principally for the Company's services delivery infrastructure and teleservices call center. The Company leases its facilities and certain equipment under non-cancelable capital and operating lease agreements that expire at various dates through December 2000. The Company anticipates that its capital expenditures in the fiscal year ending December 31, 1996 will be made primarily to acquire, through purchases or capital lease arrangements, additional computer equipment for development activities. The Company currently expects that its capital expenditures, including equipment acquired with capital leases, for the last nine months of 1996 will be approximately $2.7 million.

  The Company has a $4.0 million working capital line of credit and a $2.0 million equipment line of credit with a bank. The working capital line of credit is secured by a pledge of the Company's accounts receivable, equipment and intangible assets, and borrowing availability is based on the amount of qualifying accounts receivable. Advances under the working capital line of credit bear interest at the bank's prime rate plus .25% (8.5% at June 20, 1996) and advances under the equipment line of credit bear interest at the bank's prime rate plus .75% (9.0% at June 20, 1996). At March 31, 1996 and June 20, 1996, borrowings of $1.5 million were outstanding under the working capital line of credit and no borrowings were outstanding under the equipment line of credit. The Company has agreed to comply with covenants that, among other things, prohibit the declaration or payment of dividends and require the Company to maintain certain financial ratios. The working capital line of credit expires in June 1997, and the equipment line of credit expires in June 1999.

  As of March 31, 1996, the Company had cash and cash equivalents of $0.6 million and a working capital deficiency of $1.9 million. On a pro forma basis after giving effect to the issuances of the Series D Preferred Stock (which occurred on April 3, 1996) and the application of the proceeds thereof, the Company would have had cash and cash equivalents of $4.7 million. The Company believes that the net proceeds of this offering, together with existing cash balances and funds available under existing lines of credit, will be sufficient to finance the Company's operations and capital expenditures for at least the next twelve months.

  In the normal course of business, the Company evaluates acquisitions or investments in companies, technologies or assets that complement the Company's business. The Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment.

INFLATION

  Although certain of the Company's expenses increase with general inflation in the economy, inflation has not had a material impact on the Company's financial results to date.

RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 in 1996 did not have a material impact on the Company's results of operations, financial position or cash flows.

  In November 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 addresses the financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits an entity to either record the effects of stock-based employee compensation plans in its financial statements or present pro forma disclosures in the notes to the financial statements. In connection with the adoption of SFAS No. 123 during 1996, the Company will elect to provide the appropriate disclosures in the notes to its financial statements. Since the Company does not expect to make significant equity awards to outsiders, adoption of SFAS No. 123 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                                   BUSINESS

  Lightbridge, Inc. ("Lightbridge" or the "Company") develops, markets and supports a suite of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. The Company's comprehensive software-based solutions are delivered primarily on an outsourcing and service bureau basis, which allows wireless carriers to focus internal resources on their core business activities.

  The Company offers on-line, real-time transaction processing and call center support solutions to aid carriers in qualifying and activating applicants for wireless service, as well as software-based sales support services for traditional distribution channels, such as dealers, agents and direct mobile sales forces, and emerging distribution channels, such as mass market retail stores, home shopping and stand-alone kiosks. The Company develops and implements interfaces that fully integrate its acquisition system with carrier and third-party systems, such as those for billing, point-of-sale, acquisition and order fulfillment. The Company recently introduced software-based decision support tools and services that enable carriers to reduce subscriber churn and to make more informed business decisions about their subscribers, markets and distribution channels.

  The Company's current client base consists of 34 wireless telecommunication clients, including 9 of the 12 largest domestic cellular carriers (based on total population coverage) and the only 2 domestic carriers currently delivering personal communications systems ("PCS") service. In the year ended September 30, 1995, approximately 97% of the Company's revenues was attributable to carriers that were also clients in the preceding fiscal year.

INDUSTRY OVERVIEW

  Wireless telecommunications services have been one of the fastest growing areas of the U.S. telecommunications industry over the last 10 years. Cellular service has represented the largest component of the wireless telecommunications industry to date and has continued to grow rapidly in the 1990s as the market for cellular phones has evolved from serving early adopters to serving mass market consumers. The Cellular Telecommunications Industry Association (the "CTIA") estimates that the number of cellular subscribers in the United States increased from 340,000 in December 1985 to
33.7 million in December 1995, representing a compounded annual growth rate of 58%. The CTIA also estimates that the market penetration of cellular service, as measured by the percentage of the population that subscribes to a cellular service, was approximately 13% as of December 1995.

  Other wireless telecommunications technologies, services and markets are emerging. In the last year, the Federal Communications Commission (the "FCC") has sold licenses for PCS, a digital technology with the potential to provide enhanced communication quality and security, to more than 60 purchasers. Certain of these purchasers are currently building the infrastructure required to support PCS service, which is expected to compete with cellular service on a nationwide basis. In addition, enhanced specialized mobile radio ("ESMR"), a digital service typically found in fleet dispatch environments, is evolving as another potential competitor of cellular service. Additional wireless technologies and services are expected to continue to develop over the next 10 years, and industry sources estimate that by 2005 approximately 125 million customers will subscribe to wireless telecommunications services in the United States, representing a market penetration of 35% to 45%. The market for wireless telecommunications services outside the United States has also grown significantly in recent years and is expected to continue to do so through at least the end of the decade. One industry analyst estimates that wireless subscribers in Europe, for example, will increase from 18 million in 1995 to 78 million by the end of the year 2000, resulting in a market penetration of approximately 20%.

  In addition to this rapid growth, a number of recent and anticipated events are causing fundamental changes in the wireless telecommunications industry. The industry continues to experience significant consolidation as cellular carriers are seeking to achieve greater market coverage and economies of scale in operations, marketing, customer service and support. While the number of cellular service subscribers in the United States has grown substantially in recent years, the average revenue per subscriber has declined and is expected to decrease further. The CTIA has reported that revenue per subscriber declined 47% from 1987 to 1995. Carriers are anticipating increased price competition in the wireless telecommunications industry as providers of PCS and other services enter the geographic markets previously served only by cellular carriers. Moreover, as a result of the Telecommunications Act of 1996, carriers are beginning to offer wireless services bundled with wireline services. These changes are causing carriers to seek new ways to reduce their costs and interact more effectively with their subscribers.

  The process by which a wireless carrier acquires a subscriber is costly and complex. The Company estimates, based on its market research, that acquisition costs typically range from $350 to $500 per subscriber, with the largest portion of those costs consisting of commissions and promotional items, such as subsidies on telephones. Carriers typically offer a variety of rate plans, features and special promotions that change on a regular basis, often making the customer acquisition process complicated for both sales representatives and applicants for service. The complexity of the customer acquisition process has been exacerbated by the recent consolidation of participants in the wireless industry, which has resulted in many carriers employing a number of different legacy systems for credit verification, activation and billing that are not integrated or even compatible. These problems are expected to be magnified for carriers seeking to offer bundled wireless and wireline services. Carriers are therefore seeking ways to reduce the costs and simplify the process of customer acquisition.

  Acquiring a wireless subscriber is a time-consuming process. The Company's market research has indicated that, while the entire acquisition process typically takes between 15 and 30 minutes, it is not unusual for the process to take up to an hour. Carriers' employees or agents are often required to make duplicate data entries into separate computer systems in order to complete the acquisition process. If a carrier is unable to complete the process of acquiring a potential customer in a single transaction, the customer may decide to become a subscriber of another carrier or not to subscribe to the service at all. Therefore, carriers that are able to provide a more simplified, expedited sales process have a competitive advantage.

  Distribution channels for wireless telecommunications services are also changing. In the 1980s, substantially all wireless subscriber acquisitions were made through channels such as dealers, agents and direct mobile sales forces. Today carriers also reach potential subscribers through home shopping, telemarketing and a variety of other retail distribution methods and may begin marketing on the Internet. These new distribution channels require that carriers implement new processes for marketing, qualifying and activating new subscribers.

  Because of declining revenue per subscriber, carriers must retain subscribers for a longer period in order to recover their acquisition costs. Carriers therefore need to reduce their "churn" rates, which measure the extent to which subscribers switch to another carrier's services or otherwise cease to use a carrier's services. Churn has historically been a problem for wireless carriers, which have had an average annual subscriber turnover rate between 25% and 30%. The Company believes that churn may, in part, be attributed to frustration on the part of subscribers resulting from confusion about the broad and changing variety of available service options and the complexity of billing practices, as well as dissatisfaction with the scope and quality of service. In the face of increased competition and growth in the subscriber base, churn is expected to become an increasingly costly problem for carriers.

  In order to reduce costs and remain competitive, carriers are also seeking to address subscriber fraud. Fraud in the wireless telecommunications industry is generally divided into two categories: technical fraud, which often involves copying or manipulating a cellular telephone's mobile identification number or electronic serial number; and subscription fraud, in which individuals obtain service using false information. Technical fraud can be addressed by changing the ways in which calls are processed. Subscription fraud, however, is most effectively addressed in the customer acquisition process. One industry source estimates that in 1995 subscription fraud generated losses to the industry of over one percent of total industry revenues, or approximately $180 million, and could grow to $500 million by the year 2000 if it is not controlled.

  The development of new wireless services, carriers and technologies, the emergence of the mass market for wireless services and increased competition have created an environment in which successful carriers must be able to better utilize data and statistical tools to manage their businesses. Carriers are beginning to recognize the need to utilize "data warehouses," repositories of business data organized for analysis, and to acquire the tools necessary for business managers to access and analyze the data.

  The Company believes that established wireless carriers increasingly are considering outsourcing qualification and activation services as a means by which they can improve flexibility and efficiency while focusing internal resources on their core business activities. Further, the Company believes that many new entrants to the wireless market, such as PCS providers, are considering outsourcing portions of their customer acquisition requirements as an attractive means of expediting their introduction of new services.

THE LIGHTBRIDGE SOLUTION

  Lightbridge's suite of complementary software-based products and services permits a wireless carrier to select applications and functions to create an integrated, customized solution addressing its particular needs. The Company's solutions include:

  . The Customer Acquisition System ("CAS") provides on-line, real-time transaction processing services that utilize and interface with proprietary and third-party databases to expedite the qualification and activation of applicants for wireless service on a cost-effective basis.

  . TeleServices consists of call center services that assist wireless carriers in acquiring and activating applicants, using either Lightbridge's CAS or the carrier's own customer acquisition systems. Lightbridge's TeleServices Group also offers telemarketing and customer care activities that assist carriers in acquiring subscribers through new distribution channels and retaining existing subscribers.

  . Channel Solutions consist of software-based products and services designed to simplify and expedite the customer acquisition process through both existing and emerging distribution channels and to provide wireless carriers with flexibility to capitalize on emerging distribution channels.

  . Wireless Intelligence solutions are software-based decision support tools and services designed to enable carriers to make more informed business decisions about their subscribers, markets and distribution channels.

  . Business Integration solutions include consulting services, software and tools to link the Company's acquisition systems with carrier and third-party systems, such as those for billing, point-of-sale, activation and order fulfillment.

  The Company's services are delivered primarily on an outsourcing and service bureau basis, which allows carriers to focus internal resources on their core business activities. Lightbridge's solutions combine the advantages of distributed access and workflow management, centrally managed client-specified business policies, and links to carrier and third-party systems. The open architecture underlying the Company's software applications supports the development of flexible, integrated solutions, regardless of the type of wireless service provided by a client and independent of the client's computing environment.

STRATEGY

  The Company's objective is to be the leading provider of innovative, software-based solutions for cost-effective customer acquisition and retention for the wireless telecommunications industry. The Company's strategy is based on the following key elements:

 Continue to Focus on Wireless Telecommunications Industry

  The Company believes that the wireless industry will continue to grow rapidly and will be characterized by both increased competition and heightened subscriber expectations. As a result, the Company believes there will be significant opportunities to provide carriers with products and services that enable carriers to focus their internal resources on building and managing their telecommunications networks, while outsourcing certain administrative and other functions. By focusing on the wireless telecommunications industry, the Company has developed significant expertise and experience that it intends to employ in providing innovative, flexible solutions to address the changing needs of wireless carriers in both existing and emerging markets.

 Provide Complete Solutions to Clients

  Based on its expertise in the wireless industry, Lightbridge seeks to offer complete solutions to wireless carriers, particularly in addressing issues of customer acquisition, fraud and retention. Lightbridge's suite of software-based products and services permits a wireless carrier to select applications and functions to create an integrated, customized solution addressing its particular needs. The Company's services are delivered primarily on an outsourcing and service bureau basis, which allow carriers to focus internal resources on their core business activities. The Company supports its product and service offerings with consulting in related areas such as workflow analysis, requirements definition, credit policy, fraud prevention, channel management and churn control.

 Continue Commitment to Technological Leadership

  Lightbridge's products and services are based on its proprietary software technology, which is enhanced regularly to address the evolving needs of wireless carriers. The Company has designed, developed and implemented an open application programming interface and related software specifically to enable the Company to provide flexible, fully integrated solutions to clients with differing needs. The Company has developed and implemented interfaces to more than 30 disparate systems, including carrier legacy systems and third-party systems, such as billing, point-of-sale, activation and order fulfillment. Drawing on its industry and technological expertise, the Company has developed products that enable carriers to access the Company's services through a variety of emerging distribution channels, as well as software-based decision support tools that assist carriers in analyzing their distribution channel performance and churn experience. The Company intends to leverage and expand this capability to offer solutions to wireless carriers, regardless of the type of wireless service (cellular, PCS, ESMR or other) being offered by a client and independent of the client's computing environment.

 Foster Long-Term Client Relationships

  The Company's strategy is to use its reputation and experience in servicing leading wireless carriers to market additional products and services to those clients and to attract new clients. In the year ended September 30, 1995, approximately 97% of the Company's total revenues was derived from carriers who were also clients in the preceding fiscal year. Lightbridge has developed long-term consultative relationships with many of the leading wireless carriers in the United States. The experience and expertise gained in these relationships will assist the Company in identifying emerging client needs and developing solutions to address those needs.

 Leverage and Expand Strategic Relationships

  An important part of Lightbridge's strategy is to establish strong working relationships with other suppliers to the wireless industry. The Company enters into these relationships to increase the functionality of its products and services and to reduce the time to market for its new products and services. The Company believes these relationships also provide the Company with access to the marketing resources and credibility of larger, more established participants in the wireless industry. Lightbridge's relationships with Pilot Software, Inc. (a subsidiary of Dun & Bradstreet), Trans Union Corporation and XcelleNet, Inc., for example, have provided the Company with access to technology and joint development and marketing efforts that have enabled the Company to offer more fully featured products and services in a shorter period of time. The Company intends to explore ways to expand such relationships and seek out opportunities to develop new strategic relationships.

 Expand into International Wireless Telecommunications Markets

  While the Company has offered its products and services only in the United States to date, it believes the significant growth in international wireless telecommunications markets will require carriers in those markets to address many of the same issues currently confronting domestic wireless carriers. The Company intends to leverage its long-term client relationships and strategic partnerships to facilitate and expedite the Company's entry into rapidly expanding international wireless markets.

 Products and Services

  Lightbridge's suite of software-based products and services permits a wireless carrier to select applications and functions to create an integrated, customized solution addressing its particular needs. Lightbridge's products and services are provided by five solutions groups:

        GROUP                                        FUNCTIONS

Customer Acquisition System          On-line, real-time transaction processing
                                     services to aid wireless carriers in
                                     qualifying and activating applicants for wireless service, including proprietary databases and processing modules to evaluate existing subscribers and detect potential subscription fraud.

TeleServices                         Call center support services to assist
                                     wireless carriers in acquiring and
                                     activating applicants for wireless
                                     service, including qualification and
                                     activation, analyst reviews,
                                     telemarketing to existing and new
                                     subscribers, back-up and disaster
                                     recovery for acquisition and activation
                                     services, and customer care.

Channel Solutions                    Software products and services to support
                                     a variety of distribution channels,
                                     including software applications for in-
                                     store use, laptop applications for mobile sales professionals and an interactive multimedia kiosk.

Wireless Intelligence                Software-based decision support tools and
                                     related consulting services to allow
                                     wireless carriers to access data and
                                     analyze the marketplace in order to make more informed business decisions about their customers, markets and distribution channels.

Business Integration                 Consulting services, software and tools
                                     to link wireless carrier legacy systems
                                     and third-party systems to the Company's systems, as well as other consulting services to help wireless carriers improve business processes.

 Customer Acquisition System

  CAS includes on-line, real-time transaction processing services for the qualification and activation of applicants for wireless service. The following chart illustrates the utilization of CAS:

[Image of boxes representing sequence of events as follows:

Box 1: Customer indicates intent to purchase phone. Agent enters information into terminal

Box 2: CAS validates application for completeness and format

Box 3: Application transmitted to Lightbridge via dial-up, leased line or network connection

Box 4: Lightbridge checks InSight and Fraud Sentinel and retrieves credit bureau report to evaluate application

  HIGH RISK [arrow points to alternate box]

Box 4A: Confirmation sent to agent indicating security deposit required

Box 5: CAS transmits information to billing system; phone activated on switch

Box 6: Confirmation sent to agent with customer name, mobile number and account number

Box 7: Customer leaves store with activated phone]

  CAS accepts applicant information on-line from a variety of carrier distribution points, such as retail stores. Upon receipt of information, the system begins a series of steps required to determine the applicant's qualification for the carrier's service through inquiry into Company proprietary databases, such as ProFile, and external sources, such as credit bureaus. The complete applicant file is evaluated by the system and a determination regarding the applicant's creditworthiness is made based on centrally managed client-specified business policies. If an issue is raised regarding qualification of an applicant, the system routes the application to a Company or carrier credit analyst for review and action. The point-of-sale is then notified when a determination is made. If service is to be activated at that time, the system receives, verifies and translates the information necessary to establish the billing account and activate service, transmitting data to the carrier's billing and activation systems. Throughout the process, Lightbridge's client/server system manages the routing of the application and the flow of information, both within the system and, as necessary, to appropriate individuals for their involvement, all in a secure, controlled environment.

  Introduced in 1989 and enhanced over time, CAS had processed over 12 million applications for wireless service through May 1996. CAS typically enables carriers to qualify applicants and activate service in five to ten minutes while screening for subscriber fraud, thereby assisting the carriers to close sales at the time when the customer is ready to purchase. Although CAS typically requires no human intervention beyond the initial data entry, it permits a carrier to implement policies requiring analyst intervention in carrier-specified situations. When intervention is required, CAS facilitates the on-line handling of exceptions by, among other things, queuing exceptions to manage workflow. CAS includes the following modules, all of which are fully integrated:

  . Credit Decision System ("CDS") is an integrated qualification system for carriers to acquire qualified applicants rapidly. Using redundant, high-speed data lines to five major credit bureaus, CDS typically provides consumer and business credit decisions in under 20 seconds, based on automated analysis of credit information using a credit policy specified by the carrier. CDS can be integrated with a carrier's existing customer acquisition and billing systems and can be modified quickly to reflect changes in a carrier's credit policies.

  . Fraud Sentinel is a suite of fraud management tools, available separately or together. The Company believes that Fraud Sentinel is the only pre-screening tool for detection and prevention of subscription fraud available in the wireless industry today. The components of Fraud Sentinel are:

    ProFile, a proprietary intercarrier database of accounts receivable write-offs and service shut-offs, provides on-line pre-screening of applicants, on-going screening of existing subscribers, and notification if an application is processed for a subscriber whose account has been previously written off by a carrier.

    Fraud Detect, a multifaceted fraud detection tool provided in partnership with Trans Union Corporation, analyzes data such as an applicant's Social Security Number, date of birth, address, telephone number and driver's license information and identifies any discrepancies. Fraud Detect became commercially available in the second quarter of 1996.

    Postalpro, a tool to validate addresses, will enable a carrier to detect false addresses, incorrect ZIP codes and contradictions between addresses and ZIP codes before a potential subscriber's service is activated. Postalpro is currently expected to become commercially available by the first quarter of 1997.

  . InSight is a proprietary database containing information about existing accounts and previous applicants. InSight also evaluates existing subscribers who apply for additional services on the basis of their payment histories. InSight can decrease costs for carriers by reducing the number of credit bureau inquiries and the number of applications requiring manual review.

  . Workstation Offerings present data electronically to the appropriate person for decision or action and then automatically route data to the next step in the process. Workstation Offerings are:

    Credit Workstation allows a carrier's credit analyst to enter information or to evaluate applications that were entered at a remote location.

    Activation Workstation allows the user to review, correct or reprocess activation requests returned from the billing system due to an error.

    Fulfillment Workstation provides the information necessary to fulfill orders for wireless handsets and accessories at a remote or third-party fulfillment operation.

  Pricing of CAS is on a per qualification or activation basis and varies with the term of the contract under which services are provided, the volume of transactions, and the other products and services selected and integrated with the services.

 TeleServices

  The Company's TeleServices Group provides a range of call center support solutions for the subscriber acquisition and activation process. The Company first offered a TeleServices call center solution to the wireless marketplace in 1990 with its 800-FOR-CREDIT service. Since that time, the Company's TeleServices offerings have expanded to include not only credit decisions and activations, but also analyst reviews, telemarketing to existing and new subscribers, back-up and disaster recovery for acquisition and activation services, and customer care. TeleServices solutions can be provided using CAS or a carrier's own customer acquisition system. The Company's clients typically utilize TeleServices solutions as part of an overall sales and distribution strategy to expand or engage in special projects without incurring the overhead associated with building and maintaining a call center. Some carriers, however, outsource most of their subscriber acquisition and activation activities to the Company. As of March 31, 1996, the TeleServices Group included a total of 182 full-time and part-time employees. Pricing of TeleServices solutions is on a per transaction or per minute basis and varies with the term of the contract under which services are provided, the volume of transactions processed and the other products and services selected and integrated with the services.

 Channel Solutions

  The Company's Channel Solutions consist of products and services that support a growing range of distribution channels. The components of Channel Solutions include:

  . POPS, a Windows-based application typically used in carrier-owned or dealer/agent store locations, features a graphical user interface that allows even inexperienced sales staff to conduct qualification and activation transactions quickly via a dial-up or network connection to CAS. Two of the Company's clients have licensed POPS for more than 500 installed locations. POPS is being marketed both as a new solution and as a replacement to the Company's DOS-based application, which is currently licensed for more than 800 locations.

  . SAMS, a laptop application, provides a "virtual office" for carriers' mobile sales professionals. The SAMS suite contains a number of tools needed by sales staff, such as coverage maps and product catalogs, as well as the ability to handle qualification and activation transactions via landline, cellular or wireless data connection to CAS. Third-party modules can be integrated into SAMS to provide additional functionality. One of the Company's clients has licensed SAMS for approximately 600 users.

  . Iris, an interactive multimedia kiosk, uses touch screen technology to provide potential subscribers with educational information ranging from the basic operation of a cellular telephone to the form of monthly bills, display the carrier's coverage area and provide information about available services and telephone models. Iris incorporates a credit card reader for payments and allows a customer to purchase a telephone and complete an application for service, which can then be processed automatically. Iris can dispense a telephone itself or can provide for delivery or in-store pick-up. Iris became commercially available in December 1995.

  POPS, SAMS and Iris are licensed to clients and require customization and integration with other products and systems to varying degrees. Pricing of POPS, SAMS and Iris varies with the configurations selected, the number of locations licensed and the degree of customization required.

 Wireless Intelligence

  The Company's Wireless Intelligence Group provides software-based decision support tools to help carriers analyze their marketplace to improve business operations. As carriers encounter increasing competition and a growing and changing market, the Company believes that the ability to gather, analyze and interpret business data and then take appropriate actions will be essential to their success. Wireless Intelligence is currently comprised of the following two modules:

  . Channel Wizard allows a carrier to analyze its distribution channel performance by market, subscriber type or other factors, to assist the carrier in making decisions designed to reduce customer acquisition costs and improve channel performance. Channel Wizard is designed to provide up-to-date information in a format that is easy for users without statistical training to operate. Channel Wizard became commercially available in the second quarter of 1996.

  . Churn Prophet is an analytical tool designed to help carriers reduce churn and increase customer retention. Churn Prophet uses predictive modeling technology to identify characteristics of subscribers who have canceled service in the past and to develop predictions as to which subscribers are likely to cancel service in the future. Customer retention efforts can then be targeted more cost effectively to the subscribers most likely to cancel service. Churn Prophet is currently expected to become commercially available in late 1996.

  Channel Wizard and Churn Prophet are licensed to clients and require customization and integration with other products and systems to varying degrees. Pricing of Channel Wizard and Churn Prophet varies with the number of users and the degree of customization required.

 Business Integration

  The Company's Business Integration Group provides consulting, software and tools to link carrier and third-party systems to the Company's systems. To facilitate the development of these interfaces, Lightbridge developed CASCOMM, a library of software functions for the remote host that enables third-party systems to connect to CAS. CASCOMM is an application layer protocol that gives CAS the appearance of a local process to the third-party system. CASCOMM runs on VMS, NT and certain Unix platforms and supports both TCP/IP and DECnet. To date, the Business Integration Group has implemented more than 30 such interfaces, of which 13 use CASCOMM.

  The Business Integration Group also provides a range of other consulting services to wireless carriers, employing the Company's expertise and experience in the wireless telecommunications industry. For example, the Business Integration Group helps carriers develop solutions for work flow optimization, management of bad debt, distribution channel analysis, sales automation, churn analysis and data warehouse design. The Company generally charges for consulting services on a per diem basis, but occasionally undertakes smaller consulting projects on a fixed-fee basis.

TECHNOLOGY

  The Company's development efforts have created a proprietary multi-layered software architecture that facilitates the development of application products. This design conforms to the three standard tiers of (1) presentation (front-ends), (2) business logic and (3) database services, each independent of the others. The architecture supports the development of Lightbridge's core products and provides a discrete platform that enables the rapid creation of client-specific requirements. In addition, the architecture is open in terms of its ability to interface with third-party systems, as well as with the Company's Windows-based products. Lightbridge can therefore offer its clients the ability to use and enhance legacy systems and third-party systems (such as billing systems) while implementing the market-oriented products offered by the Company.

  At the most fundamental layer of its architecture, Lightbridge has written a common, independent library of code that provides a foundation for reusability and, equally importantly, independence from hardware platforms and operating systems. The common library currently supports Unix and OpenVMS. The Lightbridge products are, therefore, portable and able to run on the most suitable hardware platform for the computing needs.

  A critical element of the Company's development has been the creation and enhancement of Allegro, a peer-to-peer, client/server, transaction management system. Allegro encapsulates a sequence of independent, application servers into a complete transaction, customized for the client's customer acquisition requirements. The solutions may include front-end data capture, customer qualification, fulfillment of physical distribution and connectivity to back office systems such as billing. To an individual user, however, Lightbridge products offer the front-end appearance of a "single virtual machine." Allegro features include data validation, exception handling, process queues, manual review queues and transaction monitors.

  Lightbridge servers each perform only a single function, without knowledge of the other steps in the transaction processes or their computing environment. Third-party software products are encapsulated so that they are integrated seamlessly into the Allegro system. As a result, the Allegro network is scalable and includes software redundancy.

  The wireless marketplace continues to grow rapidly and requires quick reaction to evolving market conditions. To meet this requirement, the Company has incorporated a set of software and tools with which its trained staff can provide the rapid customization of front-ends, business rules, system interfaces and reporting. The customization is independent of the core products, so that Lightbridge can provide client-specific enhancements while continuing to develop regular releases of major product enhancements.

CLIENTS

  The Company provides its products and services to wireless carriers across the United States. The Company's current client base consists of 34 wireless telecommunication clients, including 9 of the 12 largest domestic cellular carriers (based on total population coverage) and the only 2 domestic carriers currently delivering PCS service. In the year ended September 30, 1995, approximately 97% of the Company's revenues was attributable to carriers that were also clients in the preceding fiscal year. Lightbridge's clients include:

CELLULAR CARRIERS                                  PCS CARRIERS
- -----------------                                  ------------
AT&T Wireless Services, Inc.           American Personal Communications
CommNet Cellular Inc.                  (an affiliate of Sprint Spectrum L.P.)
Comcast Cellular Communications, Inc.  BellSouth Mobility DCS, Inc.
Century Cellunet, Inc.                 InterCel PCS Services, Inc.
Palmer Wireless, Inc.                   (d/b/a PowerTel)

  Revenues attributable to the Company's 10 largest clients accounted for approximately 85%, 90% and 90% of the Company's revenues in the years ended September 30, 1993, 1994 and 1995, respectively. Four clients each accounted for greater than 10% of the Company's revenues in the years ended September 30, 1994 and 1995. GTE Mobile Communications Service Corporation ("GTE Mobile") accounted for 31% of the Company's revenues for the year ended September 30, 1995, and each of AT&T Wireless Services, Inc. ("AT&T Wireless"), Comcast Cellular Communications, Inc. ("Comcast") and Ameritech Mobile Communications, Inc. d/b/a Ameritech Cellular Services ("Ameritech") accounted for greater than 10% of the Company's revenues for that fiscal year. See "Risk Factors--Dependence on Certain Clients" and Note 2 of Notes to Financial Statements.

  The Company's agreements with its clients set forth the terms on which the Company will provide products and services for the client, but do not typically require the clients to purchase any particular type or quantity of the Company's products or services or to pay any minimum amount for products or services. The Company's agreement with GTE Mobile and certain of its subsidiaries provides that the contract may be terminated by GTE as of June 30 of any year upon 60 days' prior notice. In addition, if the Company fails to meet certain performance criteria, GTE may, among other things, terminate the agreement upon 30 days' prior written notice. The Company has an agreement with AT&T Wireless for the provision of credit decision services. The agreement will expire on December 31, 1996 unless it is terminated earlier, upon not less than 60 days' prior written notice. The Company's agreement with Comcast provides that it may be terminated upon 90 days' written notice following December 31, 1996, upon failure of either party to comply with the terms of the agreement within 30 days after written notice of such failure or upon bankruptcy or insolvency. The Company has agreements with Ameritech and certain of its affiliates that may be terminated upon 90 days' prior written notice by either party thereto or upon 30 days' written notice in the event of failure by the other party to comply with the terms of the agreement. None of the foregoing agreements requires that the client either purchase any particular type or quantity of the Company's products or services or pay any minimum amount for products or services.

  Because the PCS industry is in its initial stages of development, clients in the PCS market have not generated significant revenues for the Company to date. The Company supplies service to American Personal Communications (now Sprint Spectrum L.P.) in Washington, D.C. and Western Wireless Corporation in Hawaii and certain Western states. These two corporations are the only two carriers currently providing PCS service. There can be no assurance that the PCS market will develop as expected. See "Risk Factors--Dependence on Cellular Market and Emerging Wireless Markets."

SALES AND MARKETING

  The Company's sales strategy is to establish, maintain and foster long-term relationships with its clients. The Company's sales and client services activities are led by "relationship teams," each of which includes a senior management team sponsor. The Company's sales force currently consists of eight relationship managers who report to a senior sales and marketing executive. The Company employs a team approach to selling in order to develop a consultative relationship with existing and prospective clients. Directors of solutions groups and product managers, as well as other executive, technical, operational and consulting personnel, are frequently involved in the business development and sales process. The teams conduct needs assessments and, working with the client, develop a customized solution to meet the client's particular needs. The sales cycle for the Company's products and services is typically 6 to 12 months. See "Risk Factors--Potential Fluctuations in Quarterly Performance."

  The Company plans to expand its sales and marketing group during 1996 by hiring additional staff experienced in the wireless telecommunications industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Results of Operations--Three Months Ended March 31, 1996 Compared with Three Months Ended March 31, 1995."

  The Company's marketing activities include advertising, participation in industry trade shows and panels, substantive articles in trade journals and targeted direct mail.

ENGINEERING, RESEARCH AND DEVELOPMENT

  Lightbridge considers its on-going efforts in engineering, research and development to be a key component of its strategy. The Company believes that its future success will depend in part on its ability to continue to enhance its existing product and service offerings and to develop new products and services to allow carriers to respond to changing market requirements. The Company's research and development activities consist of both long-term efforts to develop and enhance products and services and short-term projects to make modifications to respond to immediate client needs.

  In addition to internal research and development efforts, the Company intends to continue its strategy of gaining access to new technology through strategic relationships and acquisitions where appropriate.

  The Company spent approximately $1.1 million, $2.3 million and $3.9 million on engineering, research and development in the years ended September 30, 1993, 1994 and 1995, respectively. As of March 31, 1996, Lightbridge had 49 employees engaged in engineering, research and development.

COMPETITION

  The market for services to wireless carriers is highly competitive and subject to rapid change. The market is fragmented, and a number of companies currently offer one or more services competitive with those offered by the Company. In addition, many wireless carriers are providing or can provide, internally, products and services competitive with those the Company offers. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for the Company's services and could make it more difficult for the Company to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, the Company anticipates continued growth in the wireless carrier services industry and, consequently, the entrance of new competitors in the future.

  The Company believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to subscriber needs, quality and breadth of service offerings, price and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the Company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to subscriber needs.

  Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in subscriber requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions or the loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  To remain competitive in the wireless carrier services industry, the Company will need to continue to invest in engineering, research and development, and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. If this were to occur, the Company's business, financial condition, results of operations and cash flow could be materially and adversely affected.

GOVERNMENT REGULATION

  The FCC, under the terms of the Communications Act of 1934, as amended, regulates interstate communications and use of the radio spectrum. Although the Company is not required to and does not hold any licenses or other authorizations issued by the FCC, the wireless carriers that constitute the Company's clients are regulated at both the federal and state levels. Federal and state regulation may decrease the growth of the wireless telecommunications industry, affect the development of the PCS or other wireless markets, limit the number of potential clients for the Company's services, impede the Company's ability to offer competitive services to the wireless telecommunications market, or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless and wireline services. Those changes could in turn subject the Company to increased pricing pressures, decrease the demand for the Company's products and services, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

  As a result of offering its ProFile product, the Company is subject to the requirements of the Fair Credit Reporting Act. Although the Company's business activities are not otherwise within the scope of federal or state regulations applicable to credit bureaus and financial institutions, the Company must take into account such regulations in order to provide products and services that help its clients comply with such regulations. The Company monitors regulatory changes and implements changes to its products and services as appropriate. Although the Company attempts to protect itself by written agreements with its clients, failure to reflect the provisions of such regulations in a timely or accurate manner could possibly subject the Company to liabilities that could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

PROPRIETARY RIGHTS

  The Company's success is dependent upon proprietary technology. The Company relies on a combination of copyrights, the law of trademarks, trade secrets and employee and third-party non-disclosure agreements to establish and protect its rights in its software products and proprietary technology. The Company protects the source code versions of its products as trade secrets and as unpublished copyrighted works, and has internal policies and systems designed to limit access to and require the confidential treatment of its trade secrets. The Company generally operates its Credit Decision System software on an outsourcing basis for its clients. In the case of its Channel Solutions and Wireless Intelligence products, the Company provides the software under license agreements which grant clients the right to use, but contain various provisions intended to protect the Company's ownership of and the confidentiality of the underlying copyrights and technology. The Company requires its employees and other parties with access to its confidential information to execute agreements prohibiting unauthorized use or disclosure of the Company's technology. In addition, all of the Company's employees have entered into non-competition agreements with the Company.

  There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. It may be possible for unauthorized parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. The Company has no patents and existing copyright and trade secret laws offer only limited protection. The Company's non-competition agreements with its employees may be enforceable only to a limited extent, if at all. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company has been and may be required from time to time to enter into source code escrow agreements with certain clients and distributors, providing for release of source code in the event the Company breaches its support and maintenance obligations, files for bankruptcy or ceases to continue doing business.

  The Company's competitive position may be affected by limitations on its ability to protect its proprietary information. However, the Company believes that patent, trademark, copyright, trade secret and other legal protections are less significant to the Company's success than other factors, such as the knowledge, ability and experience of the Company's personnel, new product and service development, frequent product enhancements, customer service and ongoing product support.

  The Company's agreement with Trans Union Corporation provides Lightbridge with an exclusive right to market the Fraud Detect product to named accounts. The Company's agreement with Pilot Software, Inc. provides a non-exclusive license to use certain software and documentation. Certain other technologies used in the Company's products and services are licensed from third parties. The Company generally pays license fees on these technologies and believes that if the license for any such third-party technology were terminated, it would be able to develop such technology internally or license equivalent technology from another vendor, although no assurance can be given that such development or licensing can be effected without significant delay or expense.

  Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flow. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid.

EMPLOYEES

  As of March 31, 1996, the Company had a total of 301 full-time and part-time employees. Of these employees, 53 were employed in software and product development, 30 in sales and marketing, client services and account management, 14 in operations, 22 in finance and administration and 182 in teleservices. The number of personnel employed by the Company varies seasonally. See "Risk Factors--Potential Fluctuations in Quarterly Performance." None of the Company's employees is represented by a labor union, and the Company believes that its employee relations are good.

  The future success of the Company will depend in large part upon its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, particularly for sales and marketing personnel, software developers and service consultants. See "Risk Factors-- Ability to Manage Change" and "--Dependence on Key Personnel."

PROPERTIES

  The Company's headquarters are located in a 39,000 square foot leased facility, and the teleservices group is located in a 27,000 square foot leased facility, both in Waltham, Massachusetts. The leases of these facilities expire between 1999 and 2001. The Company believes its existing facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

  The Company is not currently party to any legal proceedings of a material nature.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of June 20, 1996 are as follows:

              NAME           AGE                 POSITION
     ----------------------  --- ---------------------------------------
     Pamela D.A. Reeve           President, Chief Executive Officer and
                              46 Director
     William G. Brown         36 Chief Financial Officer, Vice President
                                 of Finance and Administration and
                                 Treasurer
     Michael A. Perfit        40 Senior Vice President of Technology
     Richard H. Antell        48 Vice President of Software Development
     Douglas E. Blackwell     40 Vice President of Service Delivery
     Andrew I. Fillat(1)      48 Director
     Torrence C. Harder(1)    52 Director
     Douglas A. Kingsley(2)   34 Director
     D. Quinn Mills(2)        54 Director

- --------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  PAMELA D.A. REEVE has served as the President of the Company since November 1989, as Chief Executive Officer of the Company since September 1993 and as a director of the Company since November 1989. From November 1989 to September 1993, Ms. Reeve served as Chief Operating Officer of the Company. Prior to joining the Company, Ms. Reeve was employed by The Boston Consulting Group. Ms. Reeve is President of the Massachusetts Software Council and also serves as a director of PageMart Wireless, Inc., a provider of wireless messaging services.

  WILLIAM G. BROWN has served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company since June 1989. Prior to joining the Company, Mr. Brown was Manager of Financial Reporting and Analysis for Bolt, Beranek and Newman, Inc. and was employed at Deloitte, Haskins and Sells.

  MICHAEL A. PERFIT, a founder of the Company, has served as Senior Vice President of Technology of the Company since June 1991. From June 1989 to May 1991, Mr. Perfit served as Vice President of Engineering of the Company. Prior to joining the Company, Mr. Perfit was Vice President of Appex, Inc. and held engineering and technical support positions at Interactive Management Systems.

  RICHARD H. ANTELL has served as Vice President of Software Development of the Company since February 1996. From June 1991 to January 1996, Mr. Antell was Vice President of Engineering of the Company. Prior to joining the Company, Mr. Antell served as Vice President of Application Development of Applied Expert Systems, Inc. and Project Leader of Index Systems, Inc.

  DOUGLAS E. BLACKWELL has served as Vice President of Service Delivery of the Company since November 1995. From October 1994 to October 1995, Mr. Blackwell served as Vice President of Operations of the Company. From February 1991 to September 1994, Mr. Blackwell was employed as Vice President of Operations of Thomson Financial Services, Inc., an on-line financial transaction and information services firm. Prior to February 1991, Mr. Blackwell was employed at Nolan, Norton and Co., an affiliate of KPMG/Peat Marwick.

  ANDREW I. FILLAT has served as a director of the Company since April 1996. Since July 1995, Mr. Fillat has served as Senior Vice President of Advent International Corporation, a venture capital investment firm. From April 1989 to June 1995, Mr. Fillat served as Vice President of Advent International Corporation.

  TORRENCE C. HARDER, a founder of the Company, has served as a director of the Company since June 1989. Mr. Harder has been the President and a director of Harder Management Company, a registered investment advisory firm, since its establishment in 1971. He has also been the President and a director of Entrepreneurial Ventures, Inc., Entrepreneurial Inc., and Entrepreneurial Investment Corp., venture capital investment firms, since their foundings in 1987, 1990 and 1995, respectively.

  DOUGLAS A. KINGSLEY has served as a director of the Company since April 1996. Since January 1996, Mr. Kingsley has been Vice President of Advent International Corporation, a venture capital investment firm. From September 1990 to December 1995, Mr. Kingsley was an investment manager at Advent International Corporation. Mr. Kingsley is a director of LeCroy Corporation, a manufacturer of electronic instrumentation.

  D. QUINN MILLS has served as a director of the Company since June 1990. Since 1976, Dr. Mills has served as the Albert J. Weatherhead, Jr. Professor of Economics at the Harvard Business School.

  Upon the closing of this offering, the Board of Directors will be divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for a term of office expiring after three years. Mr. Kingsley will serve in the class whose term expires in 1997; Mr. Fillat and Dr. Mills will serve in the class whose term expires in 1998; and Mr. Harder and Ms. Reeve will serve in the class whose term expires in 1999. Each director will serve until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified.

  The Board of Directors has appointed a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

  Directors of the Company serve without compensation. Under the Company's 1996 Incentive and Nonqualified Stock Option Plan, non-employee directors of the Company will be eligible to receive automatic formula grants of nonqualified options. See "--Stock Option Plans."

  Executive officers of the Company are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors has established a Compensation Committee, which currently consists of Messrs. Fillat and Harder. Decisions as to executive compensation are made by the Board of Directors, primarily upon the recommendation of the Compensation Committee. During the year ended September 30, 1995, none of the executive officers of the Company served on the board of directors or the compensation committee of any other entity. There are no family relationships among executive officers or directors of the Company. Messrs. Harder, Mills and Perfit have been parties to certain transactions with the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation earned by the Company's current chief executive officer and the other four most highly paid executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended September 30, 1995:

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                                                        ------------
                                 ANNUAL COMPENSATION       AWARDS
                                 ---------------------  ------------
                                                         SECURITIES
                                                         UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITIONS(S)  SALARY($)   BONUS($)    OPTIONS(#)  COMPENSATION(1)
- -------------------------------  ----------  ---------  ------------ ---------------
Pamela D.A. Reeve,.........        $165,000    $55,700        --         $1,696
 President and Chief
 Executive Officer
Richard H. Antell,.........          99,000     37,000        --            --
 Vice President of Software
 Development
William G. Brown,..........          90,000     36,400        --            891
 Chief Financial Officer,
 Vice President of Finance
 and Administration and
 Treasurer
Douglas E. Blackwell,......         102,000     15,000     40,000           --
 Vice President of Service
 Delivery
Michael A. Perfit,.........          92,700     18,300        --            695
 Senior Vice President of
 Technology

- --------
(1) Represents matching contributions made by the Company to the Lightbridge, Inc. 401(k) savings plan.

BENEFIT PLANS

 Option Grants Table

  The following table sets forth certain information with respect to the grant of a stock option by the Company to the only Named Executive Officer to whom stock options were granted during fiscal 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                                                                                        AT ASSUMED
                                                                                      ANNUAL RATES OF
                                                                                        STOCK PRICE
                                                                                     APPRECIATION FOR
                                              INDIVIDUAL GRANTS                       OPTION TERM(4)
                         ----------------------------------------------------------- -----------------
                             NUMBER OF      PERCENT OF TOTAL
                             SECURITIES     OPTIONS GRANTED    EXERCISE
                         UNDERLYING OPTIONS TO EMPLOYEES IN     PRICE     EXPIRATION
   NAME                    GRANTED(#)(1)     FISCAL YEAR(2)  ($/SHARE)(3)    DATE     5%($)    10%($)
   ----                  ------------------ ---------------- ------------ ---------- -------- --------
Douglas E. Blackwell....       40,000            12.4%           $.50      11-08-04   $12,578  $31,875

- --------
(1) The option granted is an incentive stock option that becomes exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and an additional 5% at the end of each three-month period thereafter.
(2) Based on an aggregate of 321,700 shares subject to options granted to employees during fiscal 1995.
(3) The exercise price per share equaled the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

  On various dates from November 10, 1995 to June 14, 1996, the Company granted options to certain Named Executive Officers as follows: Mr. Antell received options to purchase 100,000 shares of Common Stock at $.75 per share, 20,000 shares of Common Stock at $2.00 per share and 70,000 shares of Common Stock at $8.50 per share; Mr. Blackwell received options to purchase 30,000 shares of Common Stock at $.75 per share, 70,000 shares of Common Stock at $2.00 per share and 20,000 shares of Common Stock at $8.50 per share; and Mr. Brown received options to acquire 100,000 shares of Common Stock at $.75 per share and 70,000 shares of Common Stock at $8.50 per share. Neither Ms. Reeve nor Mr. Perfit received any grants of options to buy shares of Common Stock since September 30, 1995.

 Option Exercises and Year-End Value Table

  The following table sets forth certain information with respect to the number and value of unexercised options held by the Named Executive Officers on September 30, 1995. None of the Named Executive Officers exercised stock options in fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                               UNDERLYING OPTIONS AT     IN-THE-MONEY OPTIONS
                                FISCAL YEAR END(#)       AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
  NAME                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                       ------------------------- -------------------------
Pamela D.A. Reeve...........      274,500/199,500        $2,201,856/$1,894,019
Richard H. Antell...........       42,500/7,500          $  421,813/$   74,437
William G. Brown............       69,000/11,500         $  691,919/$  113,900
Douglas E. Blackwell........           --/40,000         $       --/$  438,000
Michael A. Perfit...........           --/--             $       --/$      --

- --------
(1) There was no public trading market for the Common Stock on September 30, 1995. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of an assumed initial public offering price of $10.00 per share (rather than a determination of the fair market value of the Common Stock on September 30, 1995), less the aggregate exercise price of the options.

 Stock Option Plans

  The Company's 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in July 1990. The Company's stockholders have since amended the 1990 Plan from time to time to increase the number of shares of Common Stock issuable thereunder, most recently to 2,400,000. In June 1996, the Board of Directors adopted the Company's 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Plan"). The 1996 Plan is expected to be considered by the Company's stockholders in July 1996. A total of 1,000,000 shares of Common Stock are issuable under the 1996 Plan. The 1996 Plan will become effective upon the closing of this offering, and the Company's authority to grant additional options under the 1990 Plan will then terminate. As of June 20, 1996, options to purchase an aggregate of 1,615,800 shares of Common Stock having a weighted average exercise price of $1.80 per share were outstanding under the 1990 Plan and options for 777,986 shares had been exercised under the 1990 Plan.

  The 1996 Plan is administered by a committee of the Board of Directors (the "Committee") consisting of the non-employee directors who are members of the Compensation Committee. All members of the Committee are intended to be "disinterested persons" as that term is defined under rules promulgated by the Securities and Exchange Commission (the "Commission"). The Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each option, subject to the provisions of the 1996 Plan.

  The 1996 Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and the grant of options that do not so qualify ("Nonqualified Options"). Under the 1996 Plan, Incentive Options may be granted to employees and officers of the Company or a subsidiary, including members of the Board of Directors who are also employees of the Company or a subsidiary. Nonqualified Options may be granted to officers or other employees of the Company or a subsidiary, to members of the Board of Directors or the board of directors of a subsidiary, whether or not employees of the Company or a subsidiary, and to consultants and other individuals providing services to the Company or a subsidiary.

  The 1996 Stock Option Plan also provides for automatic formula grants of Nonqualified Options to non-employee directors of the Company ("Outside Directors"). Each Outside Director (i) who is in office immediately after the closing of this offering who holds no outstanding stock option granted to him in his capacity as a director (a "Prior Option") or (ii) who is elected to the Board after the closing of this offering will automatically be granted, immediately after the closing of this offering or upon his or her initial election, as the case may be, a Nonqualified Option (an "Initial Option") to purchase 20,000 shares of Common Stock of the Company, vesting in equal installments on the first three anniversaries of the date of grant (provided that the optionee then remains a director of the Company). In addition, immediately following each annual meeting of stockholders of the Company or special meeting in lieu thereof, there will automatically be granted to each Outside Director reelected at or remaining in office after such meeting a fully-vested Nonqualified Option to purchase 4,000 shares of Common Stock ("Additional Option"), provided that no such Additional Option will be granted to any Outside Director who at the time of the meeting holds any outstanding Initial Option or Prior Option that is not fully vested, unless at least two annual meetings of stockholders of the Company or special meetings in lieu thereof have intervened between the closing of the Company's initial public offering (or, if later, the date of the initial election of such Outside Director) and the meeting following which such automatic grant would occur. Each Nonqualified Option granted to an Outside Director pursuant to this provision of the 1996 Stock Option Plan will expire on the tenth anniversary of the date of grant. The exercise price of each such Nonqualified Option will be equal to the fair market value of the Common Stock on the date the Nonqualified Option is granted.

 Stock Purchase Plan

  In June 1996, the Board of Directors adopted the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which up to 100,000 shares of Common Stock may be purchased by employees of the Company. The Stock Purchase Plan, which is expected to be considered by the Company's stockholders in July 1996, will become effective upon the closing of this offering.

  During each six-month offering period under the Stock Purchase Plan, participating employees will be entitled to purchase shares through payroll deductions. The maximum number of shares that may be purchased will be determined on the first day of the offering period pursuant to a formula under which 6% (subject to change by the Committee) of the employee's projected base pay for the offering period is divided by 85% (subject to change by the Committee) of the market value of one share of Common Stock on the first day of the offering period. During each offering period, the price at which the employee will be able to purchase shares of Common Stock will be 85% (subject to change by the Committee) of the last reported sale price of the Common

Stock on the Nasdaq National Market on the date that the offering period commences or the date the offering period concludes, whichever is lower.

  The Stock Purchase Plan will be administered by the Committee. The Company expects that all employees who meet certain minimum criteria based on hours worked per week and length of tenure with the Company will be eligible to participate in the Stock Purchase Plan and that no employee will be able to purchase shares pursuant to the Stock Purchase Plan if after such purchase such employee would own more than a specific percentage of the total combined voting power or value of the stock of the Company.

                             CERTAIN TRANSACTIONS

SETTLEMENT AGREEMENT AND RELATED MATTERS

  On February 2, 1996, Entrepreneurial Limited Partnership I, Entrepreneurial Limited Partnership II, Entrepreneurial Limited Partnership III, Entrepreneurial Limited Partnership IV (collectively, the "Entrepreneurial Partnerships"), Torrence C. Harder, the Company and certain other partnerships and corporations entered into a settlement agreement (the "Settlement Agreement") with Brian E. Boyle relating to litigation between the Company, the Entrepreneurial Partnerships and one corporation, on the one hand, and Mr. Boyle, the Company's former Chief Executive Officer and Chairman of the Board, on the other hand. In the litigation, each of the Company and Mr. Boyle alleged, among other things, that the other had violated certain provisions of contracts between them. On February 2, 1996, after giving effect to the Settlement Agreement, Mr. Boyle was the beneficial owner of 2,258,132 shares of Common Stock, the Entrepreneurial Partnerships were the beneficial owners of an aggregate of 3,639,524 shares of Common Stock and Mr. Harder, a director of the Company, was the beneficial owner of 4,582,384 shares of Common Stock. Mr. Harder serves as a general partner of certain of the Entrepreneurial Partnerships. Mr. Harder is also president and a director and stockholder of the other corporations that were parties to the Settlement Agreement and that also serve as general partners of certain of the Entrepreneurial Partnerships. In addition, D. Quinn Mills, a director of the Company, holds a limited partnership interest in two of the Entrepreneurial Partnerships.

  Pursuant to the Settlement Agreement, Mr. Boyle granted to the Company options to purchase an aggregate of 600,000 shares of Common Stock owned by him, and granted to the Entrepreneurial Partnerships options to purchase an aggregate of 600,000 shares of Common Stock owned by him. The exercise prices of the options range from $1.70 to $2.20 per share. The options expire between April 1, 1996 and February 3, 1997, and each option may be extended for an additional 45-day period upon payment of a specified per-share amount. The Settlement Agreement also provided for the Company and the Entrepreneurial Partnerships to receive the right to acquire certain interests in the Entrepreneurial Partnerships owned by Mr. Boyle. The Entrepreneurial Partnerships have agreed to cooperate with the Company in order to permit the Company to receive as proceeds of the settlement of the litigation, to the extent practical, shares of Common Stock, rather than interests in the Entrepreneurial Partnerships.

  On April 1, 1996, the Company and the Entrepreneurial Partnership exercised the options granted by Mr. Boyle that were to expire on that day. Pursuant to such options, the Company repurchased 200,000 shares of Common Stock and the Entrepreneurial Partnerships purchased an aggregate of 200,000 shares of Common Stock, at a price of $1.70 per share. The Company paid $113,000 of the exercise price of its option in cash, and paid the remaining $227,000 by delivering an 8% promissory note payable to Mr. Boyle. In connection with the exercise of the options by the Entrepreneurial Partnerships, the Company loaned an aggregate of $113,000 to the Entrepreneurial Partnerships at an interest rate of 16% per annum, which loan was repaid in May 1996. In May 1996, the Company repurchased an aggregate of 200,000 shares of Common Stock from the Entrepreneurial Partnerships at a price of $1.70 per share and reimbursed the Entrepreneurial Partnerships for legal fees and expenses incurred by them in connection with the litigation against Mr. Boyle in an aggregate amount of $260,000.

OTHER

  On February 23, 1993, the Company entered into license and maintenance agreements with RentGrow, Inc. ("RentGrow") pursuant to which the Company granted to RentGrow license to use and develop the Company's Credit Decision System software in the real estate rental, real estate broker and real estate mortgage brokers markets in exchange for certain payments by RentGrow. The license is exclusive for the first four years and seven months of the agreement and nonexclusive thereafter. Mr. Harder is a director of RentGrow and through the Entrepreneurial Partnerships and another related limited partnership, owned, as of December 31, 1995, approximately 54% (on a fully diluted basis) of the outstanding capital stock of RentGrow. The last payments under the license and maintenance agreements are due in August 1996. The Company has also provided RentGrow with certain administrative and facilities support under a facilities service agreement dated August 1, 1992. The facilities service agreement was of no further effect after July 1995. Total payments under the license, maintenance and facilities service agreements totalled $84,736, $104,278 and $59,107 in the years ended September 30, 1993, 1994 and 1995, respectively.

  In August 1994, Massachusetts Capital Resource Company, which at that time owned an aggregate of 977,156 shares of Common Stock, and Dr. Mills, acting as custodian for a minor child, made subordinated loans to the Company in the amounts of $2,000,000 and $100,000, respectively, and received warrants to purchase 500,000 shares and 25,000 shares, respectively, of Common Stock at $2.00 per share. The subordinated loans bear interest at the rate of 8% per annum and are payable in installments between September 1997 and June 2001.

  In August 1995, certain accredited investors made subordinated bridge loans to the Company in the aggregate amount of $1,151,000 and received warrants to purchase an aggregate of 287,750 shares of Common Stock at $2.00 per share. The bridge loans carried interest at the rate of 16% per annum and were repaid in full in April 1996. As part of such bridge loans, one of the Entrepreneurial Partnerships loaned $50,000 to the Company and received a warrant to purchase 12,500 shares of Common Stock. In addition, Michael A. Perfit holds interests in two trusts and a 401(k) plan that loaned an aggregate of $26,000 to the Company and received warrants to purchase an aggregate of 6,500 shares of Common Stock. Mr. Perfit is the Company's Senior Vice President of Technology.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 20, 1996, and as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares of Common Stock offered by this Prospectus, by (i) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each of the Selling Stockholders, (iii) each of the directors of the Company, (iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group:

                                 SHARES                           SHARES TO BE
                           BENEFICIALLY OWNED                  BENEFICIALLY OWNED
                          PRIOR TO OFFERING(1)     NUMBER OF    AFTER OFFERING(1)
                          ----------------------- SHARES BEING ---------------------
  NAME AND ADDRESS(2)       NUMBER      PERCENT     OFFERED      NUMBER    PERCENT
  -------------------     ------------ ---------- ------------ ----------- ---------
Torrence C. Harder(3)...     4,582,384     40.0%    105,192      4,477,192    30.1%
Entrepreneurial Limited
 Partnership I
Entrepreneurial Limited
 Partnership II
Entrepreneurial Limited
 Partnership III
Entrepreneurial Limited      3,439,524     30.0     105,192      3,334,332    22.4
 Partnership IV(4)......
 c/o The Harder Group
 281 Winter Street
 Waltham, Massachusetts
 02154
Andrew I. Fillat(5).....     2,000,000     17.5         --       2,000,000    13.4
Douglas A. Kingsley(6)..     2,000,000     17.5         --       2,000,000    13.4
Advent International
 Investors II Limited
 Partnership
Advent Partners Limited
 Partnership
Global Private Equity II     2,000,000     17.5         --       2,000,000    13.4
 Limited Partnership(7).
 101 Federal Street
 Boston, Massachusetts
 02110
Brian E. Boyle(8).......     1,858,132     16.2         --       1,858,132    12.5
 31 Hallett Hill Road
 Weston, Massachusetts
 02193
Massachusetts Capital        1,477,156     12.4      51,333      1,425,823     9.3
 Resource Company(9)....
 420 Boylston Street
 Boston, Massachusetts
 02116
Pamela D.A. Reeve(10)...       748,614      6.4         --         748,614     4.9
D. Quinn Mills(11)......       581,640      5.1      18,475        563,165     3.8
Michael A. Perfit(12)...       337,694      3.0         --         337,694     2.3
William G. Brown(13)....        74,000        *         --          74,000     *
Richard H. Antell(14)...        54,000        *         --          54,000     *
Douglas E.
 Blackwell(15)..........        28,000        *         --          28,000     *
All directors and
 executive officers as a
 group
 (9 persons)(16)........     8,406,332     70.4     123,667      8,282,665    53.9

- --------
   * Less than 1%
 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of

     June 20, 1996 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. The number of shares of Common Stock deemed outstanding prior to this offering consists of (i) 6,193,620 shares of Common Stock outstanding as of June 20, 1996 and (ii) 5,247,324 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. The number of shares of Common Stock deemed outstanding after this offering includes an additional 3,025,000 shares of Common Stock being offered for sale by the Company in this offering and 407,565 shares of Common Stock expected to be issued in connection with the exercise of certain warrants to purchase shares of the Common Stock. See "Description of Capital Stock--Warrants." Assumes no exercise of the Underwriters' over-allotment option.
 (2) The address of all persons who are executive officers or directors of the Company is in care of the Company, 281 Winter Street, Waltham, Massachusetts 02154.
 (3) Consists of 280,000 shares beneficially owned by Mr. Harder's children, 862,860 shares owned by a trust of which Mr. Harder is the trustee and beneficiary and the shares described in Note 4. Mr. Harder is the general partner of, or the majority stockholder of the corporate general partner of, Entrepreneurial Limited Partnership I, Entrepreneurial Limited Partnership II, Entrepreneurial Limited Partnership III and Entrepreneurial Limited Partnership IV (together, the "Partnerships").
     Mr. Harder is a director of the Company. Number of Shares Being Offered consists of the shares described in Note 4.
 (4) Consists of 1,420,240 shares held by Entrepreneurial Limited Partnership I, 798,356 shares held by Entrepreneurial Limited Partnership II, 12,500 shares purchasable upon exercise of a warrant held by Entrepreneurial Limited Partnership III, 808,428 shares held by Entrepreneurial Limited Partnership IV and 400,000 shares purchasable upon exercise of call options held by the partnerships. Number of Shares Being Offered consists of 19,126 shares being offered by Entrepreneurial Limited Partnership I, 28,689 shares being offered by Entrepreneurial Limited Partnership II, 23,907 shares being offered by Entrepreneurial Limited Partnership III and 33,470 shares being offered by Entrepreneurial Limited Partnership
     IV. The 23,907 shares to be offered by Entrepreneurial Limited
     Partnership III will be purchased upon the exercise of a stock option granted by a third party. If the underwriters' over-allotment option is exercised in full, the Partnerships will sell an additional 288,528 shares of Common Stock and the shares to be sold and number and percent of shares to be owned beneficially after the offering by the Partnerships will be 393,720, 3,045,804, and 20.5%, respectively.
 (5) Consists of the shares described in Note 7. Mr. Fillat is the Senior Vice President of Advent International Corporation, which is a general partner of Advent International Investors II Limited Partnership, a general partner of Advent Partners Limited Partnership and a general partner of Advent International Limited Partnership, which is a general partner of Global Private Equity II Limited Partnership. Mr. Fillat holds a limited partnership interest representing beneficial ownership of 5,500 shares held by Advent Partners Limited Partnership. He disclaims beneficial ownership of the remaining 1,994,500 shares. Mr. Fillat is a director of the Company.
 (6) Consists of the shares described in Note 7. Mr. Kingsley is Vice
     President of Advent International Corporation, which is a general partner of Advent International Investors II Limited Partnership, a general partner of Advent Partners Limited Partnership and a general partner of Advent International Limited Partnership, which is a general partner of Global Private Equity II Limited Partnership. Mr. Kingsley holds a limited partnership interest representing beneficial ownership of 5,500 shares held by Advent Partners Limited Partnership. He disclaims beneficial ownership of the remaining 1,994,500 shares. Mr. Kingsley is a director of the Company.
 (7) Consists of 1,668 shares held by Advent International Investors II
     Limited Partnership, 93,332 shares held by Advent Partners Limited Partnership and 1,905,000 shares held by Global Private Equity II Limited Partnership.
 (8) Includes 50,000 shares held directly and indirectly by the spouse of Mr. Boyle and 280,000 shares owned by a trust for the benefit of Mr. Boyle's children. Also includes an aggregate of 800,000 shares of Common Stock owned by Mr. Boyle subject to call options held by the Company and certain of its stockholders. See Note 4, "Use of Proceeds" and "Certain Transactions."

 (9) Includes 500,000 shares currently purchasable upon exercise of a warrant. If the underwriters' over- allotment option is exercised in full, Massachusetts Capital Resource Company will sell an additional 140,798 shares of Common Stock and the shares to be sold and the number and percent of shares to be owned beneficially after the offering by MCRC will be 192,131, 1,285,025 and 8.4%, respectively.
(10) Includes 346,000 shares subject to stock options exercisable within 60 days of June 20, 1996. Ms. Reeve is the President and Chief Executive Officer and a director of the Company.
(11) Includes 120,000 shares held by the children of Dr. Mills and 25,000 shares purchasable upon exercise of a warrant held by a child of Dr. Mills. Dr. Mills is a director of the Company. Number of Shares Being Offered consists of 12,192 shares being offered by the D. Quinn Mills, Inc. Profit Sharing Plan, 1,261 shares being offered by Deborah Mills Folk, 1,261 shares being offered by Joyce Mills, 1,261 shares being offered by Lisa Mills and 2,500 shares being offered by S.E. Mills. The 2,500 shares to be sold by S.E. Mills will be purchased upon the exercise of a warrant in connection with the closing of this offering. If the underwriters' over-allotment option is exercised in full, Dr. Mills will sell an additional 50,674 shares of Common Stock and the shares to be sold and the number and percent of shares to be owned beneficially after the offering by Dr. Mills will be 69,149, 512,491 and 3.4%, respectively.
(12) Consists of 331,194 shares held by various trusts and a pension plan for the benefit of Mr. Perfit and 6,500 shares purchasable upon exercise of a warrant held by various trusts and a pension plan for the benefit of Mr. Perfit. Mr. Perfit is the Senior Vice President of Technology of the Company.
(13) Includes 24,000 shares subject to stock options exercisable within 60 days of June 20, 1996. Mr. Brown is the Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company.
(14) Consists of 54,000 shares subject to stock options exercisable within 60 days of June 20, 1996. Mr. Antell is the Vice President of Software Development of the Company.
(15) Consists of 28,000 shares subject to stock options exercisable within 60 days of June 20, 1996. Mr. Blackwell is the Vice President of Service Delivery of the Company.
(16) Represents shares described in Notes 3, 5, 6, 10, 11, 12, 13, 14, and 15.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value, 630,516 shares of Series A Redeemable Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), 620,000 shares of Series B Redeemable Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"), 225,000 shares of Series C Redeemable Convertible Preferred Stock, $.01 par value (the "Series C Preferred Stock") and 1,000,000 shares of Series D Preferred Stock. As of June 20, 1996 there were outstanding 6,193,620 shares of Common Stock held by 23 holders of record, 630,516 shares of Series A Preferred Stock held by two holders of record, 620,000 shares of Series B Preferred Stock held by 11 holders of record, 200,789 shares of Series C Preferred Stock held by 14 holders of record and 1,000,000 shares of Series D Preferred Stock held by 3 holders of record. Effective upon the closing of this offering, the outstanding shares of Series A Preferred Stock will convert into 1,261,032 shares of Common Stock, the outstanding shares of Series B Preferred Stock will convert into 1,504,412 shares of Common Stock, the outstanding shares of Series C Preferred Stock will convert into 481,880 shares of Common Stock and the outstanding shares of Series D Preferred Stock will convert into 2,000,000 shares of Common Stock.

  Based on securities outstanding as of June 20, 1996, it is currently expected that, immediately after the closing of this offering, 14,873,509 shares of Common Stock will be outstanding, together with options to acquire 1,615,800 additional shares and warrants to purchase 810,250 additional shares. The Restated Charter, which will eliminate references to the Convertible Preferred Stock, will be filed immediately after the closing of this offering, and the Restated By-Laws will become effective upon the closing of this offering. Upon the effectiveness of the Restated Charter, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. The description set forth below gives effect to the filing of the Restated Charter and the adoption of the Restated By-Laws.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of Common Stock voting for the election of directors may elect all of the Company's directors standing for election. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of Common Stock or of rights to purchase Common Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

PREFERRED STOCK

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series without further vote or action by the stockholders. The Board is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock.

Although the Company has no current plans to issue such shares, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

WARRANTS

  The Company has issued warrants to purchase an aggregate of 457,288 shares of Common Stock, subject to certain antidilution adjustments, at varying exercise prices. Such warrants will expire by their terms on the closing of this offering. It is currently anticipated that the holders of such warrants will, in accordance with the terms thereof, surrender a portion of the warrants in lieu of payment of the cash exercise price, with the warrants to be valued at the initial public offering price of the Common Stock offered hereby.

  In addition, the Company has issued warrants (the "Warrants") to purchase an aggregate of 812,750 shares of Common Stock, subject to certain antidilution adjustments, having an exercise price of $2.00 per share. All of the Warrants are exercisable in full. The Warrants expire on dates between August 2000 and July 2001. The holders of the Warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of the Warrants. See "Shares Eligible for Future Sale--Registration Rights."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CHARTER AND BY-LAWS AND OF DELAWARE LAW

 Restated Charter and By-Laws

  The Restated Charter and the Restated By-Laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change the Company's management. The Restated Charter authorizes the directors to issue, without stockholder approval, shares of Preferred Stock in one or more series and to fix the voting powers, preferences and rights and the qualifications, limitations and restrictions thereof. The Restated By-Laws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." The classification of the Board of Directors could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Restated By-Laws provide that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. The Restated By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. These provisions could delay any stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding stock of the Company could only take action at a duly called stockholders meeting and not by written consent. The Restated By-Laws also provide that special meetings of the Company's stockholders may be called only by the President or a majority of the directors and require advance notice of business to be brought by a stockholder before any annual or special meeting of stockholders and the provision of certain information to the Company regarding such stockholder and others known to be supporting such proposal and any material interest they may have in the proposed business.

 Delaware Anti-Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines "business combination" to include (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

  The Restated Charter provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the director's duty of loyalty to a company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of the Restated Charter is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

  The Restated Charter and the Restated By-Laws further provide for the indemnification of the Company's directors and officer to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

STOCK TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this offering, the Company will have 14,873,509 shares of Common Stock outstanding (assuming no exercise of options or warrants outstanding as of the date of this Prospectus, other than warrants to purchase 2,500 of the shares of Common Stock being offered by one of the Selling Stockholders hereby). Of these shares, all of the shares of Common Stock sold in this offering will be freely tradeable in the public market without restriction under the Securities Act, unless they are purchased by an "affiliate" of the Company (as that term is defined in Rule 144). The remaining 11,673,509 shares will be "restricted securities" as defined in Rule 144 (the "Restricted Shares"). Restricted securities generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144. As of the consummation of this offering and after giving effect to the sale of the shares of Common Stock offered by the Selling Stockholders hereby, holders of 6,613,131 shares of Common Stock will have rights to require the Company in certain circumstances to register such shares for sale under the Securities Act. See "--Registration Rights".

SALES OF RESTRICTED SHARES

  Of the Restricted Shares, 4,139,689 shares will be eligible for resale in the public market in reliance on Rule 144(k) immediately following the completion of this offering; 1,933,643 of these shares are subject to the lock-up agreements described below. An additional 121,998 Restricted Shares will become eligible for resale in the public market in reliance on Rule 144(k) in the 90 days following the date of this Prospectus; 21,998 of these shares are subject to the lock-up agreements described below. An additional 5,316,432 Restricted Shares will be eligible for resale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act ("Rule 701") beginning approximately 90 days after the date of this Prospectus; 5,293,027 of these shares are subject to the lock-up agreements described below. The remaining 2,095,390 Restricted Shares will become eligible for sale subject to the restrictions of Rule 144 at later dates; 2,086,490 of these shares are subject to the lock-up agreements described below.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 148,735 shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144, provided certain requirements concerning availability of public information concerning the Company, manner of sale and notice of sale are satisfied. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Rule 144 also provides that affiliates who are selling shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities with the exception of the holding period requirement. The two- and three-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate of the issuer and may include the holding period of a prior owner who is not an affiliate of the issuer. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following expiration of the lock-up agreements described below. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

  Securities issued in reliance on Rule 701 (such as shares of Common Stock issued before the closing of this offering upon the exercise of options granted under the 1990 Stock Option Plan) are also Restricted Shares and, beginning approximately 90 days after the date of this Prospectus, may be resold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and may be resold by affiliates under Rule 144 without compliance with its two-year holding period requirement. Outstanding options to purchase 561,180 shares of Common Stock were fully vested as of June 20, 1996, all of which are subject to 180-day lock-up agreements.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issued or issuable under the Stock Option Plans and the Stock Purchase Plan. See "Management--Benefit Plans." The registration statements are expected to be filed as soon as practicable after the date of this Prospectus and will become effective immediately upon filing. Shares covered by the registration statements will be eligible for resale in the public market after the effective date of the registration statements, subject to the lock-up agreements described below, if applicable.

  Prior to this offering there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales or the availability for sale of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities. See "Risk Factors--Absence of Public Market; Possible Volatility of Stock Price."

LOCK-UP AGREEMENTS

  The executive officers and directors of the Company, the Selling Stockholders and certain others, who, upon the closing of this offering, will beneficially own an aggregate of 8,050,465 shares of Common Stock, options to purchase 2,140,000 shares of Common Stock and warrants to purchase 41,500 shares of Common Stock, have agreed that they will not, without the prior written consent of Cowen & Company, sell, offer, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

  Pursuant to a Registration Rights Agreement dated February 11, 1991, as amended, the Company has granted registration rights to certain of its stockholders with respect to certain shares ("Registrable Shares") consisting of (i) 5,247,324 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, (ii) 525,000 shares of Common Stock issuable upon exercise of two outstanding warrants and (iii) 910,615 shares of Common Stock initially held by two specified stockholders.

  Holders may request registration of Registrable Shares under the Securities Act as follows. First, holders of 25% of the Registrable Shares then outstanding may, at any time, require the Company to use its best efforts to register all or any portion of their Registrable Shares if the shares to be registered (a) represent all of the Registrable Shares then held by such holders, (b) represent at least 20% of the Registrable Shares originally issued if such holders request the registration of less than all of the Registrable Shares held by them or (c) are reasonably anticipated to be offered at an aggregate price to the public that exceeds $2,000,000. Second, at any time when the Company qualifies to register securities on Form S-3 under the Securities Act, holders of Registrable Shares may request the Company file a registration statement on Form S-3 for a public offering of all or any portion of the Registrable Shares, provided that the reasonably anticipated aggregate price to the public is at least $500,000. Third, each holder of Registrable Shares has incidental ("piggyback") registration rights with respect to registrations of the Company's securities, pursuant to which the holder may request that all or any portion of its Registrable Shares be included in a registration statement (other than a registration statement of Form S-4 or S-8 or certain other forms) being filed by the Company for its own account or otherwise. The Company will pay certain expenses incurred by the holders of Registrable Shares in exercising the foregoing registration rights.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company, Montgomery Securities and Prudential Securities Incorporated are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
UNDERWRITER                                                         COMMON STOCK
- -----------                                                         ------------
Cowen & Company....................................................
Montgomery Securities..............................................
Prudential Securities Incorporated.................................
                                                                     ---------
    Total..........................................................  3,200,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain closing certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all of the shares of Common Stock being offered hereby (other than those covered by the over-allotment option described below) if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price
less a concession not in excess of $   per share. The Underwriters may allow,
and such dealers may re-allow, a concession not in excess of $   per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  Certain of the Selling Stockholders have granted the Underwriters an option exercisable for up to 30 days after the date of this Prospectus to purchase up to an aggregate of 480,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 3,200,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, the Company's executive officers and directors, all Selling Stockholders and certain other stockholders and option holders of the Company have agreed that they will not, without the prior written consent of Cowen & Company, sell, offer, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale--Lock-up Agreements."

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales of the shares offered hereby to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are the prevailing market conditions, the market prices of securities of publicly traded companies engaged in activities similar to those of the Company, the Company's financial and operating history and condition, estimates of the business potential of the Company, the present state of the Company's development, and other factors deemed relevant. The estimated initial public offering price range set forth on the cover hereof is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Foley, Hoag & Eliot llp, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, llp, Boston, Massachusetts.

                                    EXPERTS

  The Financial Statements of the Company at September 30, 1994 and 1995 and December 31, 1995, and for each of the three years in the period ended September 30, 1995 and for the three-month period ended December 31, 1995, appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

                               LIGHTBRIDGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Balance Sheets as of September 30, 1994 and 1995, December 31, 1995 and
 March 31, 1996 (Unaudited)............................................... F-3
Statements of Operations for the Years Ended September 30, 1993, 1994 and
 1995 and the Three Months Ended December 31, 1994 (Unaudited), December
 31, 1995, March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)...... F-4
Statements of Stockholders' Deficiency for the Years Ended September 30,
 1993, 1994 and 1995 and the Three Months Ended December 31, 1995 and
 March 31, 1996 (Unaudited)............................................... F-5
Statements of Cash Flows for the Years Ended September 30, 1993, 1994 and
 1995 and the Three Months Ended December 31, 1994 (Unaudited), December
 31, 1995, March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)...... F-6
Notes to Financial Statements............................................. F-7

                         INDEPENDENT AUDITORS' REPORT

  The accompanying financial statements give effect to the completion of the two-for-one split of the Company's outstanding common stock which will take place on July 15, 1996. The following report is in the form which will be furnished by Deloitte & Touche llp upon the completion of the two-for-one split of the Company's outstanding common stock described in Note 11 to the financial statements and assuming that from April 22, 1996 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.

"To the Board of Directors Lightbridge, Inc. Waltham, Massachusetts

  We have audited the accompanying balance sheets of Lightbridge, Inc. as of September 30, 1994 and 1995 and December 31, 1995, and the related statements of operations, stockholders' deficiency, and cash flows for the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1994 and 1995 and December 31, 1995, and the results of its operations and its cash flows for the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995 in conformity with generally accepted accounting principles.

Boston, Massachusetts April 22, 1996 (Except for Note 11 as to which the date is July , 1996)"

Deloitte & Touche llp
Boston, Massachusetts
June 21, 1996

                               LIGHTBRIDGE, INC.

                                 BALANCE SHEETS

                                 SEPTEMBER 30,                       MARCH 31,
                            ------------------------  DECEMBER 31,     1996
                               1994         1995          1995      (UNAUDITED)
                            -----------  -----------  ------------  -----------
          ASSETS
Current assets:
 Cash and cash equivalents. $ 1,831,916  $   539,025  $    58,064   $   599,589
 Accounts receivable.......   2,676,451    2,753,758    4,578,143     3,809,697
 Accounts receivable from
  related parties..........     107,231      121,100      136,809       255,411
 Other current assets......     223,885      158,571      144,294       325,740
                            -----------  -----------  -----------   -----------
    Total current assets...   4,839,483    3,572,454    4,917,310     4,990,437
Noncurrent receivable from
 related party.............      45,638          --           --            --
Fixed assets--net..........   4,101,292    5,319,832    4,881,655     4,515,564
Capitalized software
 development costs--net....         --       896,141      762,084       661,992
Deposits...................     167,963      206,620      225,807       229,900
Other assets...............      26,241      219,236      254,625       213,466
                            -----------  -----------  -----------   -----------
    Total assets........... $ 9,180,617  $10,214,283  $11,041,481   $10,611,359
                            ===========  ===========  ===========   ===========
      LIABILITIES AND
  STOCKHOLDERS' DEFICIENCY
Current liabilities:
 Accounts payable and
  accrued expenses......... $ 1,305,254  $ 2,304,595  $ 3,025,038   $ 2,306,477
 Short-term borrowings and
  current portion of
  subordinated notes
  payable..................     250,000    1,976,992    1,500,000     1,500,000
 Current portion of
  obligations under capital
  leases...................   1,181,581    2,066,748    2,073,895     2,137,097
 Deferred revenues.........      58,333      228,650       74,800       776,557
 Dividends payable on
  preferred stock..........     166,876      166,876      166,876       166,876
 Related parties:
  Accounts payable.........         784          --           --            --
  Subordinated notes
   payable.................         --        69,071          --            --
  Interest payable.........      99,670       39,035       44,096        47,072
  Current portion of
   obligations under
   capital leases..........      61,952          --           --            --
                            -----------  -----------  -----------   -----------
    Total current
     liabilities...........   3,124,450    6,851,967    6,884,705     6,934,079
Deferred revenues--related
 parties...................       2,781          --           --            --
Obligations under capital
 leases....................   2,355,733    1,916,609    1,502,128     1,105,915
Notes payable:
 Unaffiliated parties......   1,754,018    1,789,643    2,848,837     2,879,207
 Related parties...........      87,701       89,576      164,298       166,337
                            -----------  -----------  -----------   -----------
    Total liabilities......   7,324,683   10,647,795   11,399,968    11,085,538
                            -----------  -----------  -----------   -----------
Commitments and
 contingencies (Note 5)
Redeemable convertible
 preferred stock at
 redemption value
 (liquidation preference of
 $3,115,315, $3,297,859,
 $3,343,494 and $3,389,129
 at September 30, 1994 and
 1995 and December 31, 1995
 and March 31, 1996,
 respectively).............   2,948,439    3,130,983    3,176,618     3,222,253
                            -----------  -----------  -----------   -----------
Stockholders' deficiency:
 Common stock, $.01 par
  value; 20,000,000 shares
  authorized; 6,505,282,
  6,507,798, 6,582,148 and
  6,582,648 shares issued,
  6,505,282, 6,506,650,
  6,581,000 and 6,581,500
  shares outstanding at
  September 30, 1994 and
  1995, December 31, 1995
  and March 31, 1996,
  respectively.............      65,053       65,078       65,822        65,827
 Additional paid-in
  capital..................     100,003          --           --            --
 Warrants..................     262,500      406,375      406,375       406,375
 Note receivable,
  stockholder..............     (13,085)     (13,085)     (13,085)      (13,085)
 Accumulated deficit.......  (1,506,976)  (4,022,289)  (3,993,643)   (4,016,142)
                            -----------  -----------  -----------   -----------
    Total..................  (1,092,505)  (3,563,921)  (3,534,531)   (3,557,025)
 Less treasury stock, at
  cost.....................         --          (574)        (574)     (139,407)
                            -----------  -----------  -----------   -----------
    Total stockholders'
     deficiency............  (1,092,505)  (3,564,495)  (3,535,105)   (3,696,432)
                            -----------  -----------  -----------   -----------
    Total liabilities and
     stockholders'
     deficiency............ $ 9,180,617  $10,214,283  $11,041,481   $10,611,359
                            ===========  ===========  ===========   ===========

                       See notes to financial statements.

                               LIGHTBRIDGE, INC.

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED      THREE MONTHS ENDED
                              YEARS ENDED SEPTEMBER 30,              DECEMBER 31,              MARCH 31,
                          ------------------------------------  -----------------------  ----------------------
                             1993        1994         1995         1994         1995        1995        1996
                          ----------  -----------  -----------  -----------  ----------  ----------  ----------
                                                                (UNAUDITED)                   (UNAUDITED)
Revenues (Includes sales
 to a related party of
 $84,736, $104,278,
 $59,017, $21,075,
 $10,644, $11,551 and
 $3,125, respectively)..  $6,985,912  $13,397,863  $19,350,467  $5,514,643   $6,512,050  $4,452,371  $6,314,336
Cost of revenues           3,553,577    7,415,356   12,607,879   3,015,687    3,484,175   3,125,648   3,634,509
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
Gross profit............   3,432,335    5,982,507    6,742,588   2,498,956    3,027,875   1,326,723   2,679,827
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
Operating expenses:
 Development............   1,164,469    2,317,454    3,864,000     849,705    1,144,973     928,800     953,057
 Sales and marketing....     829,004      814,891    1,901,716     433,509      794,687     476,400     895,369
 General and
  administrative........   1,309,049    1,643,496    2,583,912     629,841      700,640     566,260     549,015
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
   Total operating
    expenses............   3,302,522    4,775,841    8,349,628   1,913,055    2,640,300   1,971,460   2,397,441
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
Income (loss) from
 operations.............     129,813    1,206,666   (1,607,040)    585,901      387,575    (644,737)    282,386
Other income (expense):
 Interest income:
 Related parties........      11,788       12,604        8,688       2,633        1,551       2,640       1,576
 Other..................       4,328        9,384       29,006       9,120          510       6,481       4,273
 Interest expense:
 Related parties........    (125,600)     (20,753)      (3,908)    (53,201)     (60,586)    (52,205)    (52,953)
 Other..................    (124,704)    (224,927)    (859,660)   (131,800)    (246,525)   (155,999)   (202,933)
 Other nonoperating
  expense...............     (21,048)      (9,802)         --         (930)      (7,923)     (3,090)        --
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
Income (loss) before
 provision for income
 taxes..................    (125,423)     973,172   (2,432,914)    411,723       74,602    (846,910)     32,349
Provision for income
 taxes..................         --        22,900          --          --         2,397         --        9,458
                          ----------  -----------  -----------  ----------   ----------  ----------  ----------
Net income (loss).......  $ (125,423) $   950,272  $(2,432,914) $  411,723   $   72,205  $ (846,910) $   22,891
                          ==========  ===========  ===========  ==========   ==========  ==========  ==========
Pro forma net income
 (loss) per common
 share..................                           $     (0.19)              $     0.01              $     0.00
                                                   ===========               ==========              ==========
Pro forma weighted
 average number of
 common and common
 equivalent shares
 outstanding............                            12,770,413               13,270,516              13,333,827
                                                   ===========               ==========              ==========

                       See notes to financial statements.

                               LIGHTBRIDGE, INC.

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                            COMMON STOCK     TREASURY STOCK   ADDITIONAL              NOTE                      TOTAL
                          ----------------- ----------------   PAID-IN             RECEIVABLE, ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT  SHARES  AMOUNT     CAPITAL    WARRANTS STOCKHOLDER   DEFICIT     DEFICIENCY
                          --------- ------- ------ ---------  ----------  -------- ----------- -----------  -------------
Balance, October 1,
 1992...................  5,281,988 $52,820   --   $     --   $     --    $    --   $(13,085)  $(2,331,825)  $(2,292,090)
Issuance of common stock
 for:
 Cash...................    619,416   6,194   --         --      19,286        --        --            --         25,480
 Convertible notes and
  interest payable......    517,778   5,178   --         --     405,419        --        --            --        410,597
Dividends on redeemable
 convertible preferred
 stock..................        --      --    --         --    (150,421)       --        --            --       (150,421)
Net loss................        --      --    --         --         --         --        --       (125,423)     (125,423)
                          --------- ------- -----  ---------  ---------   --------  --------   -----------   -----------
Balance, September 30,
 1993...................  6,419,182  64,192   --         --     274,284        --    (13,085)   (2,457,248)   (2,131,857)
Issuance of common stock
 for cash...............     86,100     861   --         --       8,263        --        --            --          9,124
Issuance of stock
 purchase warrants......        --      --    --         --         --     262,500       --            --        262,500
Dividends on redeemable
 convertible preferred
 stock..................        --      --    --         --    (182,544)       --        --            --       (182,544)
Net income..............        --      --    --         --         --         --        --        950,272       950,272
                          --------- ------- -----  ---------  ---------   --------  --------   -----------   -----------
Balance, September 30,
 1994...................  6,505,282  65,053   --         --     100,003    262,500   (13,085)   (1,506,976)   (1,092,505)
Issuance of common stock
 for cash...............      2,516      25   --         --         142        --        --            --            167
Issuance of stock
 purchase warrants......        --      --    --         --         --     143,875       --            --        143,875
Dividends on redeemable
 convertible preferred
 stock..................        --      --    --         --    (100,145)       --        --        (82,399)     (182,544)
Repurchase of common
 stock for cash.........        --      --  1,148       (574)       --         --        --            --           (574)
Net loss................        --      --    --         --         --         --        --     (2,432,914)   (2,432,914)
                          --------- ------- -----  ---------  ---------   --------  --------   -----------   -----------
Balance, September 30,
 1995...................  6,507,798  65,078 1,148       (574)       --     406,375   (13,085)   (4,022,289)   (3,564,495)
Issuance of common stock
 for cash...............     74,350     744   --         --       2,076        --        --            --          2,820
Dividends on redeemable
 convertible preferred
 stock..................        --      --    --         --      (2,076)       --        --        (43,559)      (45,635)
Net income..............        --      --    --         --         --         --        --         72,205        72,205
                          --------- ------- -----  ---------  ---------   --------  --------   -----------   -----------
Balance, December 31,
 1995...................  6,582,148  65,822 1,148       (574)       --     406,375   (13,085)   (3,993,643)   (3,535,105)
Unaudited:
 Issuance of common
  stock for cash........        500       5   --         --         245        --        --            --            250
 Treasury stock purchase
  option payments.......        --      --    --    (138,833)       --         --        --            --       (138,833)
 Dividends on redeemable
  convertible preferred
  stock.................        --      --    --         --        (245)       --        --        (45,390)      (45,635)
 Net income.............        --      --    --         --         --         --        --         22,891        22,891
                          --------- ------- -----  ---------  ---------   --------  --------   -----------   -----------
Balance, March 31, 1996
 (unaudited)............  6,582,648 $65,827 1,148  $(139,407) $     --    $406,375  $(13,085)  $(4,016,142)  $(3,696,432)
                          ========= ======= =====  =========  =========   ========  ========   ===========   ===========

                       See notes to financial statements.

                               LIGHTBRIDGE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS             THREE MONTHS
                                    YEARS ENDED                        ENDED                    ENDED
                                   SEPTEMBER 30,                   DECEMBER 31,               MARCH 31,
                         -----------------------------------  ------------------------  ----------------------
                           1993        1994         1995         1994         1995         1995        1996
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
                                                              (UNAUDITED)                    (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)...... $(125,423) $   950,272  $(2,432,914) $   411,723  $    72,205  $ (846,910) $   22,891
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization..........   868,965    1,000,057    2,567,767      555,966      864,192     692,487     896,725
 Amortization of
  discount on notes.....       --         4,219       76,500        9,375       87,853       9,375      32,409
 Changes in assets and
  liabilities:
  Accounts receivable...  (847,786)  (1,278,988)     (77,307)  (1,474,071)  (1,840,094)  1,608,187     649,844
  Other assets..........   (54,475)    (269,299)    (173,594)    (227,752)     (30,014)   (279,048)   (187,434)
  Accounts payable and
   accrued liabilities..   274,697      341,878      935,172      610,339      725,504    (543,519)   (715,585)
  Deferred revenues.....   297,752     (254,721)     167,536      655,094     (153,850)   (178,625)    701,757
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     (used in) operating
     activities.........   413,730      493,418    1,063,160      540,674     (274,204)    461,947   1,400,607
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
Cash flows used in
 investing activities:
 Purchases of fixed
  assets................  (309,868)    (339,223)  (1,391,679)    (359,874)    (184,186)   (358,623)   (185,123)
 Capitalization of
  software costs........       --           --      (980,453)    (310,652)         --     (187,640)        --
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
    Net cash used in
     investing
     activities.........  (309,868)    (339,223)  (2,372,132)    (670,526)    (184,186)   (546,263)   (185,123)
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
Cash flows from
 financing activities:
 Proceeds from notes
  payable and warrants..   210,000    2,350,000    1,901,000          --       500,000     750,000         --
 Payments on notes
  payable...............  (501,000)     (50,000)         --           --           --          --          --
 Payments under capital
  lease obligations.....  (412,988)    (823,085)  (1,884,512)    (410,045)    (525,391)   (470,593)   (535,376)
 Proceeds from issuance
  of common stock.......    25,480        9,124          167          --         2,820         524         250
 Payments toward the
  purchase of treasury
  stock.................       --           --          (574)         --           --         (574)   (138,833)
 Proceeds from issuance
  of mandatory
  redeemable convertible
  preferred stock, net..   584,228          --           --           --           --          --          --
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     (used in) financing
     activities.........   (94,280)   1,486,039       16,081     (410,045)     (22,571)    279,357    (673,959)
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............     9,582    1,640,234   (1,292,891)    (539,897)    (480,961)    195,041     541,525
Cash and cash
 equivalents, beginning
 of period..............   182,100      191,682    1,831,916    1,831,916      539,025   1,292,019      58,064
                         ---------  -----------  -----------  -----------  -----------  ----------  ----------
Cash and cash
 equivalents, end of
 period................. $ 191,682  $ 1,831,916  $   539,025  $ 1,292,019  $    58,064  $1,487,060  $  599,589
                         =========  ===========  ===========  ===========  ===========  ==========  ==========
Cash paid for interest.. $ 152,292  $   283,272  $   904,605  $   251,372  $   176,271  $  200,623  $  213,908
                         =========  ===========  ===========  ===========  ===========  ==========  ==========
Cash paid for income
 taxes.................. $     --   $     5,300  $    25,000  $    25,000  $    15,700  $      --   $    9,200
                         =========  ===========  ===========  ===========  ===========  ==========  ==========

                       See notes to financial statements.

                               LIGHTBRIDGE, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1994, MARCH
                       31, 1995 AND 1996 IS UNAUDITED.)

1. BUSINESS AND TECHNOLOGY ACQUISITIONS

  Business--Lightbridge, Inc. (formerly Credit Technologies, Inc.) (the "Company") was incorporated in June 1989 under the laws of the state of Delaware. The Company develops and markets customer acquisition solutions for the wireless communications industry. Effective November 1, 1994, the Company changed its name and reincorporated as Lightbridge, Inc. During 1995, the Board of Directors passed a resolution to change the fiscal year end to December 31.

  Technology Acquisitions--During the year ended September 30, 1995, the Company completed the following technology acquisitions:

  . In November 1994, the Company purchased the technology for a pen-based software product for $400,000.

  . In February 1995, the Company purchased the software technology for a multimedia kiosk for $45,000. The Company is also obligated to make royalty payments to the former owners based on future sales of the product.

  The costs associated with these acquisitions was recorded as capitalized software costs, since such products had reached technological feasibility at the date of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents--Cash and cash equivalents include short-term, highly liquid instruments, which consist primarily of money market accounts, purchased with remaining maturities of three months or less.

  Fixed Assets--Fixed assets are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets ranging from three to five years. Leasehold improvements are amortized over the term of the lease or the lives of the assets, whichever is shorter.

  Revenue Recognition and Concentration of Credit Risk--Revenue from processing of qualification and activation transactions for wireless telecommunications carriers is recognized in the period when services are performed. Revenues derived from software implementation projects are recognized throughout the performance period of the contracts. Revenues arising from the prepayment of fees or from licensing agreements where the Company has continuing vendor obligations are deferred. Software-related revenues are less than 10% of total revenue for all periods presented with the exception of the three months ended March 31, 1996 during which these items comprised approximately 16% of total revenue.

  Substantially all of the Company's customers are providers of cellular telephone service and are generally granted credit without collateral. The Company's revenues vary throughout the year with the period of highest revenue generally occurring during the period October 1 through December 31.

                               LIGHTBRIDGE, INC.

  Customers exceeding 10% of the Company's revenue during the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1994 and 1995 and March 31, 1995 and 1996 are as follows:

                                                PERCENT OF REVENUE
                                      ----------------------------------------------
                                                          THREE MONTHS ENDED
                                       YEARS ENDED      ----------------------------
                                      SEPTEMBER 30,     DECEMBER 31,      MARCH 31,
                                      ----------------  ---------------   ----------
   CUSTOMER                           1993  1994  1995   1994     1995    1995  1996
   --------                           ----  ----  ----  ------   ------   ----  ----
    A...............................   20%   32%   31%      32%      22%   32%   19%
    B...............................   14    12    11       --       18    12    14
    C...............................   --    10    --       --       --    --    --
    D...............................   --    10    11       12       10    10    --
    E...............................   --    --    10       11       11    13    10
    F...............................   --    --    --       --       --    --    10
                                      ---   ---   ---   ------   ------   ---   ---
                                       34%   64%   63%      55%      61%   67%   53%
                                      ===   ===   ===   ======   ======   ===   ===

  For periods in which a customer represented less than 10% of revenues, such customer's percent of revenue for that period is not presented.

  Income Taxes--The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred income tax assets are principally the result of net operating loss carryforwards and differences in depreciation and amortization for financial statement purposes and income tax purposes, and are recognized to the extent realization of such benefits is more likely than not.

  Software Development Costs--Software development costs are capitalized after establishment of technological feasibility as provided for under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed."

  During the year ended September 30, 1995, the Company capitalized approximately $980,400 of software development costs associated with the development of two new products, including the costs of purchasing certain technology (see Note 1). Capitalized software development costs are being amortized to cost of revenues using the straight-line method over 24 months which results in the highest levels of amortization. Accumulated amortization was approximately $84,000, $218,000 and $318,000 at September 30, 1995,
December 31, 1995 and March 31, 1996, respectively. There were no amounts capitalized prior to the year ended September 30, 1995.

  Development Costs--Development costs, which consist of research into and development of new products and services, are expensed as incurred, except costs which may be subject to capitalization under the provisions of SFAS No. 86.

  Supplemental Cash Flow Information--The Company entered into the following noncash transactions:

                                                             THREE MONTHS       THREE MONTHS
                                    YEARS ENDED                  ENDED              ENDED
                                   SEPTEMBER 30,             DECEMBER 31,         MARCH 31,
                           ------------------------------ ------------------- -----------------
                             1993      1994       1995       1994      1995     1995     1996
                           -------- ---------- ---------- ---------- -------- -------- --------
   Capital lease
    obligations incurred
    for the acquisition of
    fixed assets.......... $653,057 $3,256,900 $2,268,605 $1,720,863 $118,057 $407,945 $202,364
                           ======== ========== ========== ========== ======== ======== ========
   Exchange of notes and
    interest payable for
    common stock.......... $410,597
                           ========

                               LIGHTBRIDGE, INC.

  Pro Forma Income (Loss) Per Common Share--Pro forma income (loss) per common share is based on the weighted average number of common and dilutive common equivalent shares (common stock options and warrants) outstanding. The pro forma weighted average number of common shares assumes that all series of redeemable convertible preferred stock had been converted to common stock as of the original issuance date. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except in accordance with the requirements of Securities and Exchange Commission Staff Accounting Bulletin No. 83. That Bulletin requires all common shares issued and options or warrants to purchase common stock granted by the Company during the twelve-month period prior to the filing of a proposed initial public offering be included in the calculation as if they were outstanding for all periods. Shares of Series D redeemable convertible preferred stock have been treated as outstanding in all periods for pro forma income (loss) per common share pursuant to the Bulletin.

  Historical income (loss) per share, which excludes the assumed conversion of the redeemable convertible preferred stock, was as follows (in thousands):

                                                                  THREE MONTHS          THREE MONTHS
                                      YEARS ENDED                     ENDED                 ENDED
                                     SEPTEMBER 30,                DECEMBER 31,            MARCH 31,
                            ---------------------------------  --------------------  --------------------
                              1993       1994        1995        1994       1995       1995       1996
                            ---------  ---------  -----------  ---------  ---------  ---------  ---------
   Net income (loss)....... $(125,423) $ 950,272  $(2,432,914) $ 411,723  $  72,205  $(846,910) $  22,891
   Accretion of preferred
    dividends..............  (150,421)  (182,544)    (182,544)   (45,635)   (45,635)   (45,635)   (45,635)
                            ---------  ---------  -----------  ---------  ---------  ---------  ---------
   Net income (loss)
    available for common
    stock.................. $(275,844) $ 767,728  $(2,615,458) $ 366,088  $  26,570  $(892,545) $ (22,744)
                            =========  =========  ===========  =========  =========  =========  =========
   Net income (loss) per
    common share........... $   (0.04) $    0.10  $     (0.35) $    0.05  $     --   $   (0.12) $     --
   Weighted average number
    of common and common
    equivalent shares
    outstanding............ 6,681,065  7,904,836    7,523,088  8,003,263  8,023,192  7,522,478  8,086,503

  Fair Value of Financial Instruments--In the opinion of management, the estimated fair value of the Company's financial instruments, which include cash equivalents, accounts receivable and long-term debt, approximates their carrying value.

 New Accounting Pronouncements--

    Impairment of Long-Lived Assets--In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 in 1996 did not have a material impact on the Company's results of operations, financial position or cash flows.

    Stock-Based Compensation--In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 addresses the financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits an entity to either record the effects of stock-based employee compensation plans in its financial statements or present pro forma disclosures in the notes to the financial statements. In connection with the adoption of SFAS No. 123 during 1996, the Company will elect to provide the appropriate disclosures in the notes to the financial statements. Since the Company does not expect to make significant equity awards to outsiders, adoption of SFAS No. 123 will not significantly impact the Company's results of operations, financial position or cash flows.

                               LIGHTBRIDGE, INC.

  Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates. These estimates include provisions for bad debts, certain accrued liabilities, recognition of revenue and expenses, and recoverability of deferred tax assets. These estimates could change; however, the Company does not expect any changes in the near term that would have a significant impact on the financial statements.

  Interim Information--The results of operations and cash flows for the three-month periods ended December 31, 1994 and 1995 and March 31, 1995 and 1996 are not necessarily indicative of results which would be expected for a full year. In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments.

3. FIXED ASSETS

  Fixed assets consisted of the following:

                                  SEPTEMBER 30,
                             ------------------------  DECEMBER 31,   MARCH 31,
                                1994         1995          1995         1996
                             -----------  -----------  ------------  -----------
   Furniture and fixtures..  $    18,704  $   118,408  $   117,876   $   124,519
   Leasehold improvements..      319,828      877,778      867,726       872,691
   Computer equipment......      528,784    1,115,014    1,161,052     1,248,397
   Computer equipment under
    capital leases.........    4,858,573    6,942,977    6,972,938     7,133,488
   Computer software.......      353,550      685,546      829,436       905,337
                             -----------  -----------  -----------   -----------
                               6,079,439    9,739,723    9,949,028    10,284,432
   Less accumulated depre-
    ciation
    and amortization.......   (1,978,147)  (4,419,891)  (5,067,373)   (5,768,868)
                             -----------  -----------  -----------   -----------
   Fixed assets--net.......  $ 4,101,292  $ 5,319,832  $ 4,881,655   $ 4,515,564
                             ===========  ===========  ===========   ===========

  Accumulated amortization of equipment under capital leases was $1,242,725, $3,155,114, $3,606,915 and $4,117,964 at September 30, 1994 and 1995, December
31, 1995 and March 31, 1996, respectively.

4. NOTES PAYABLE

  The carrying value of notes payable consisted of the following:

                              SEPTEMBER 30, 1994   SEPTEMBER 30, 1995     DECEMBER 31, 1995      MARCH 31, 1996
                             -------------------- --------------------- --------------------- ---------------------
                             HELD BY   HELD BY    HELD BY    HELD BY    HELD BY    HELD BY    HELD BY    HELD BY
                             RELATED UNAFFILIATED RELATED  UNAFFILIATED RELATED  UNAFFILIATED RELATED  UNAFFILIATED
                             PARTIES   PARTIES    PARTIES    PARTIES    PARTIES    PARTIES    PARTIES    PARTIES
                             ------- ------------ -------- ------------ -------- ------------ -------- ------------
   Line-of-credit/demand
    note borrowings........  $   --   $  250,000  $    --   $1,000,000  $    --   $1,500,000  $    --   $1,500,000
   8% subordinated notes...   87,701   1,754,018    89,576   1,789,643    90,045   1,798,549    90,357   1,804,487
   16% subordinated notes..      --          --     69,071     976,992    74,253   1,050,288    75,980   1,074,720
                             -------  ----------  --------  ----------  --------  ----------  --------  ----------
   Total...................   87,701   2,004,018   158,647   3,766,635   164,298   4,348,837   166,337   4,379,207
   Less current portion....      --      250,000    69,071   1,976,992       --    1,500,000       --    1,500,000
                             -------  ----------  --------  ----------  --------  ----------  --------  ----------
   Long-term portion.......  $87,701  $1,754,018  $ 89,576  $1,789,643  $164,298  $2,848,837  $166,337  $2,879,207
                             =======  ==========  ========  ==========  ========  ==========  ========  ==========

                               LIGHTBRIDGE, INC.

  During 1994 and 1995, the Company had a line of credit agreement with a bank (the "Bank Agreement") which permitted the Company to borrow up to $2,000,000 ($1,000,000 during 1994) subject to certain borrowing formulas established by the bank. Interest based on prime plus .5% was charged on any outstanding borrowings. In December 1995, the Bank Agreement was amended to reduce the amount of permitted borrowings to $1,500,000 and the outstanding borrowings under the Bank Agreement, $1,500,000, were converted to a demand note due in March 1996. At December 31, 1995, the Company was not in compliance with certain covenants contained in the Bank Agreement including covenants related to liquidity, tangible net worth, profitability and debt to tangible net worth, as defined. The Company obtained an agreement from the bank for these violations, in which the bank agreed to forebear from exercising its remedies for default, including the right to require payment on demand prior to March 1996. The demand note was collateralized by the Company's accounts receivable, equipment and intangible assets. The weighted average interest rate for borrowings under the Bank Agreement during the years ended September 30, 1994 and 1995 and the three months ended December 31, 1995 approximated 9.75%, 9.9% and 9.5%, respectively.

  Subsequent to December 31, 1995, the Bank Agreement was amended (the "Amended Bank Agreement") to replace the demand note with a line-of-credit feature and certain other provisions were modified to increase the maximum borrowing limit to $4,000,000, decrease the interest rate to prime plus .25% and extend the agreement to June, 1997. The Amended Bank Agreement contains certain restrictions which, among others, limits the Company's ability to pay cash dividends and requires the Company to achieve defined levels of quarterly earnings and tangible net worth, as well as meeting defined ratios of senior liabilities to net worth and quick assets. Borrowings under the Amended Bank Agreement are collateralized by the Company's accounts receivable, equipment and intangible assets.

  The Company has a $500,000 line of credit to be used for equipment purchases (the "Equipment Line"). Borrowings under the Equipment Line are payable in 36-monthly installments of principal and interest commencing April 5, 1995 and ending March 5, 1998. Interest on the Equipment Line is payable at prime plus 1%. Subsequent to December 31, 1995, certain provisions of the Equipment Line were modified whereby the interest rate was reduced to prime plus .75%, the maximum borrowing amount was increased to $2,000,000 and expiration date was changed to June, 1999. At December 31, 1995, there were no borrowings outstanding on the Equipment Line.

  8% Subordinated Notes--In August 1994, the Company issued $2,100,000 of subordinated notes to certain holders of the Company's common and mandatory redeemable preferred stock, with immediately exercisable warrants for the purchase of 525,000 shares of the Company's common stock. The warrants are exercisable through June 30, 2001 at a price of $2 per share and have been appraised and recorded at an aggregate market value of $262,500. The related discount on the subordinated notes ($262,500 at time of issuance) is being accreted over the term of the notes. Interest expense for the years ended September 30, 1994 and 1995 and for the three months ended December 31, 1995, includes accretion related to these notes of approximately $4,200, $37,500 and $9,375, respectively. Interest on the notes is payable quarterly at an annual rate of 8%. Principal is payable in quarterly installments of $131,250 beginning on September 30, 1997 through maturity (2001). The notes are redeemable at the Company's option at par plus declining premiums at various dates.

  16% Subordinated Notes--In August 1995, the Company issued $1,151,000 of 16% subordinated notes to certain holders of the Company's redeemable preferred stock, with immediately exercisable warrants for the purchase of 287,750 shares of the Company's common stock. Interest on the notes was accrued monthly, and principal and accrued interest were payable at January 31, 1996. Such repayment obligations were extended by the note holders until such time as the Company completed the placement of its Series D Preferred Stock, which occurred on April 4, 1996. The warrants are exercisable through June 30, 2001 at a price of $2 per share and

                               LIGHTBRIDGE, INC.

have been appraised and recorded at an aggregate market value of $143,875. The related discount on the subordinated note ($143,875 at time of issuance) is being accreted over the originally scheduled term of the notes. Interest expense for the year ended September 30, 1995 and for the three months ended December 31, 1995 includes approximately $38,900 and $78,500 of accretion, respectively. The Company repaid principal and interest related to these notes in full upon the sale of its Series D Preferred Stock. The amount outstanding related to these notes has been classified as long term at December 31, 1995, reflecting the Company's refinancing of this obligation through the issuance of Series D Preferred Stock.

5. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases computer and other equipment under various, noncancelable leases which have been capitalized for financial reporting purposes. The Company has noncancelable operating lease agreements for office space and certain equipment. Future minimum payments under capital and operating leases consist of the following at December 31, 1995:

   YEAR ENDING                                                        OPERATING
   DECEMBER 31                                         CAPITAL LEASES   LEASES
   -----------                                         -------------- ----------
     1996.............................................  $ 2,373,156   $1,243,125
     1997.............................................    1,530,940    1,231,090
     1998.............................................       53,499    1,059,725
     1999.............................................          --     1,028,706
     2000.............................................          --       887,684
     Thereafter.......................................          --       431,657
                                                        -----------   ----------
     Total minimum lease payments.....................    3,957,595   $5,881,987
                                                                      ==========
     Less amount representing interest................     (381,572)
                                                        -----------
     Present value of future minimum lease payments...    3,576,023
     Less current portion.............................   (2,073,895)
                                                        -----------
     Long-term portion................................  $ 1,502,128
                                                        ===========

  During the year ended September 30, 1994, certain payments due under capital lease agreements with related parties were not made at the request of the lessor. Such deferred payments aggregated $784, $0 and $0 at September 30, 1994 and 1995 and December 31, 1995, respectively, and are included in accounts payable--related parties. No interest was accrued on these amounts subsequent to their original due date.

  Rent expense for operating leases was $271,982, $453,687, $1,502,745, $405,302, $420,883 and $355,602 for the years ended September 30, 1993, 1994 and 1995, for the three months ended December 31, 1995 and March 31, 1995 and 1996, respectively.

  Litigation--Subsequent to December 31, 1995, the Company and certain affiliates (the "Entrepreneurial Partnerships") (collectively, the "Plaintiffs") reached an agreement to settle various lawsuits between the Plaintiffs and a former director of the Company. In addition to settling all claims and disputes, the former director agreed, in exchange for payments of $25,500, to grant the Company and the Entrepreneurial Partnerships' various options to purchase the Company's common stock from the former director (the "Settlement Shares"). The Company's purchase option permits the Company to purchase Settlement Shares in 200,000 share allotments during three specified periods of time through February 1997 at purchase prices of $1.70, $1.95 and $2.20 per

                               LIGHTBRIDGE, INC.

share during the first, second and final share allotments, respectively. In the event that the Company chooses not to immediately pay for the Settlement Shares, a portion of the purchase price (66 2/3%) may be financed by issuing the former director an 8% two-year note.

  On April 1, 1996, the Company exercised its option to purchase 200,000 Settlement Shares at a price of $1.70 per share for cash consideration of $113,333 deposited with the selling shareholder on March 28, 1996 and an 8% two-year note for $226,667. In connection with the exercise of the options by the Entrepreneurial Partnerships, on March 28, 1996 the Company loaned an aggregate of $113,333 to the Entrepreneurial Partnerships at an interest rate of 16%. In May 1996, the Company repurchased for cash consideration an additional 200,000 shares of its common stock from certain Entrepreneurial Partnerships at a price of $1.70 per share and reimbursed the Entrepreneurial Partnerships, by means of a distribution, certain legal fees and expenses incurred by them in connection with the litigation against the former director in an aggregate amount of $260,000.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Redeemable convertible preferred stock, par value of $.01, consists of the following at September 30, 1994 and 1995 and December 31, 1995 and March 31, 1996:

  . Series A; 630,516 shares authorized, issued and outstanding

  . Series B; 620,000 shares authorized, issued and outstanding

  . Series C; 200,789 shares authorized, issued and outstanding

  Changes in redeemable convertible preferred stock were as follows:

                                        SERIES A   SERIES B  SERIES C   TOTAL
                                       ---------- ---------- -------- ----------
Balances, October 1, 1993............. $1,130,475 $1,204,729 $597,567 $2,932,771
Dividends accreted....................     15,668        --       --      15,668
                                       ---------- ---------- -------- ----------
Balances, September 30, 1994..........  1,146,143  1,204,729  597,567  2,948,439
Dividends accreted....................     60,978     76,104   45,462    182,544
                                       ---------- ---------- -------- ----------
Balances, September 30, 1995..........  1,207,121  1,280,833  643,029  3,130,983
Dividends accreted....................     15,244     19,026   11,365     45,635
                                       ---------- ---------- -------- ----------
Balances, December 31, 1995...........  1,222,365  1,299,859  654,394  3,176,618
Dividends accreted....................     15,244     19,026   11,365     45,635
                                       ---------- ---------- -------- ----------
Balances, March 31, 1996.............. $1,237,609 $1,318,885 $665,759 $3,222,253
                                       ========== ========== ======== ==========

  In February 1991, the Company issued 630,516 shares of redeemable convertible preferred stock ("Series A Preferred Stock") for an aggregate purchase price of $1,000,000, of which 315,258 shares were issued to a third-party investor and 315,258 shares were issued to certain Entrepreneurial Partnerships which are related parties.

  In December 1991, the Company issued 620,000 shares of redeemable convertible preferred stock ("Series B Preferred Stock") for an aggregate purchase price of $1,085,000.

  In June 1993, the Company issued 200,789 shares of redeemable convertible preferred stock ("Series C Preferred Stock") for an aggregate purchase price of $602,367.

  In April 1996, the Company issued 1,000,000 shares of redeemable convertible preferred stock ("Series D Preferred Stock") for an aggregate purchase price of $6,000,000.

                               LIGHTBRIDGE, INC.

  Conversion--Each share of Series A Preferred Stock is convertible into two shares of common stock. Each share of Series B and Series C Preferred Stock is convertible into approximately 2.42 and 2.40 shares of common stock, respectively. The Series A, Series B and Series C Preferred Stock ("Serial Preferred Stock") is convertible upon a sale of the Company's stock or net assets for an amount in excess of $7,500,000, with a minimum price per share of $5.25.

  Dividends--On October 1, 1992, the Series A and Series B Preferred Stock began accruing dividends at the rate of 8% per annum. The Series C Preferred Stock began accruing dividends at the rate of 8% per annum beginning on October 1, 1993. The Series A and Series B Preferred Stock dividends are payable in cash for fiscal years in which the Company has net income in excess of $500,000 and will accrue in all other years. Accrued dividends outstanding for any year are payable in cash in subsequent years to the extent net income has exceeded the required minimum of $500,000 by an additional $500,000. No dividends have been paid in the years ended September 30, 1994 and 1995 and the three months ended December 31, 1995. For financial reporting purposes, the dividends are being accreted ratably over the period the Serial Preferred Stock is expected to be outstanding to the extent not required to be paid. Dividends payable for all periods presented consisted of $80,076 and $86,800 required to be paid on the Series A and Series B Preferred Stock, respectively, as a result of the Company's 1994 net income.

  Liquidation Preference--In the event of a liquidation, merger, consolidation, or sale of the Company's assets, the holders of the various classes of Serial Preferred Stock will be entitled to receive a liquidation preference equal to their aggregate purchase price plus accreted and unpaid dividends outstanding prior to any distributions to holders of common stock of the Company.

  Redemption--The Series A and Series B Preferred Stock have a mandatory redemption date of December 31, 1997. The Series C Preferred Stock has a mandatory redemption date of December 31, 1999. The redemption amount equals the higher of the fair market value of the preferred stock as of the fiscal year end closest to the redemption date or an amount equal to the aggregate purchase price plus accrued dividends outstanding.

  Voting Rights--Each share of Serial Preferred Stock entitles the holder to the number of votes per share equivalent to the number of common shares into which each share of preferred stock is then convertible.

  Equity Financing--The Company secured a round of equity financing, which consisted of the issuance of the Series D Preferred Stock on April 4, 1996. The total proceeds from the financing were $6,000,000 and were used, in part, to retire the 16% subordinated notes.

7. COMMON STOCK, OPTIONS AND WARRANTS (SEE NOTE 11)

  Increase in Authorized Shares--On March 29, 1996, the Company's Board of Directors increased the number of authorized shares of $.01 par value common stock from 7,000,000 to 10,000,000 shares, of which 1,000,000 of such shares was reserved for the conversion of the Company's Series D Preferred Stock.

  Stock Option Plan--Under the Company's stock option plan, the Company may grant either incentive or nonqualified stock options to officers, directors, employees or consultants for the purchase of up to 1,800,000 shares of common stock. Options will be granted with an exercise price equal to the common stock's market value at the date of grant, as determined by the Board of Directors, and will expire ten years later. On March 29, 1996, the Board of Directors increased the number of options available for grant to 2,400,000.

                               LIGHTBRIDGE, INC.

  Stock option activity was as follows:

                                                            THREE MONTHS
                                    YEARS ENDED                 ENDED
                                   SEPTEMBER 30,       -----------------------
                                ---------------------  DECEMBER 31, MARCH 31,
                                  1994        1995         1995        1996
                                ---------  ----------  ------------ ----------
Outstanding, beginning of
 period........................   991,184     716,100    1,013,700   1,072,700
  Granted:
    Options....................   200,000     321,700      233,500      20,500
    Range of exercise prices in
     dollars per share......... $   0.375  $  .50-.75   $     0.75  $     0.75
  Exercised....................   (86,100)     (2,516)     (74,350)       (500)
  Cancelled....................  (388,984)    (21,584)    (100,150)    (62,950)
                                ---------  ----------   ----------  ----------
Outstanding, end of period.....   716,100   1,013,700    1,072,700   1,029,750
                                =========  ==========   ==========  ==========
Options exercisable............                            426,832     447,028
                                                        ==========  ==========
Aggregate option price.........                         $   55,724  $   69,108
                                                        ==========  ==========

  Common Stock Warrants--The Company has issued warrants to purchase 1,270,038 shares of the Company's common stock at exercise prices ranging from $0.793 to $2.00 per share. Warrants issued prior to August 1994 were assigned nominal value based upon management's estimate of their fair market value. Warrants issued in connection with the Company's issuance of subordinated notes (see
Note 4) have been ascribed an aggregate value of $406,375.

  Reserved Shares--The Company has reserved 4,920,020 shares of common stock for issuance upon the conversion of the Serial Preferred Stock and for the exercise of stock options and warrants.

  Note Receivable, Stockholder--The Company holds a note receivable from a stockholder for the purchase of common stock of the Company. The note, which totals $13,085, is collateralized by the common stock held by the noteholder, is due on demand and bears interest at 12%.

8.  INCOME TAXES

  In October 1993, the Company implemented the provisions of SFAS No. 109. The cumulative effect of this change did not have a material effect on the Company's results of operations, financial position or cash flows as a result of the valuation allowance established at the time of adoption.

  The income tax (benefit) provision for the years ended September 30, and for the three months ended December 31, consisted of the following:

                                                                    THREE MONTHS
                                        YEARS ENDED SEPTEMBER 30,      ENDED
                                       ---------------------------  DECEMBER 31,
                                        1993      1994       1995       1995
                                       ------  -----------  ------  ------------
   Current:
     Federal.......................... $   --  $   299,341  $   --     $2,397
     State............................     --       89,156      --        --
   Deferred:
     Federal..........................     --     (278,341)     --        --
     State............................     --      (87,256)     --        --
                                       ------- -----------  -------    ------
   Income tax provision............... $   --  $    22,900  $   --     $2,397
                                       ======= ===========  =======    ======

                               LIGHTBRIDGE, INC.

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                              SEPTEMBER 30,
                                         ------------------------  DECEMBER 31,
                                            1994         1995          1995
                                         -----------  -----------  ------------
   Deferred tax assets:
     Depreciation and amortization...... $   962,278  $ 1,894,190  $ 2,167,010
     Interest on capital leases.........     237,740      451,069      495,678
     Accrued expenses and reserves......     102,453      227,787      239,212
     Net operating loss carryforwards...     282,962      946,098      842,847
   Deferred tax liabilities:
     Equipment leases capitalized.......  (1,038,500)  (2,012,418)  (2,292,090)
     Other..............................      (7,582)     (10,985)     (12,127)
   Valuation allowance..................    (539,351)  (1,495,741)  (1,440,530)
                                         -----------  -----------  -----------
   Net deferred tax asset............... $       --   $       --   $       --
                                         ===========  ===========  ===========

  The following is a reconciliation of income taxes at the federal statutory rate to the Company's effective tax rate:

                                                SEPTEMBER 30,
                                            --------------------   DECEMBER 31,
                                            1993    1994   1995        1995
                                            -----   ----   -----   ------------
   Statutory federal income tax rate.......   (34)%   34 %   (34)%       34%
   Loss producing no tax benefit...........    34    --       34        --
   Alternative minimum tax asset, not
    assured of realization.................   --       2     --           3
   Net operating loss carryforwards........   --     (34)    --         (34)
                                            -----   ----   -----       ----
   Effective tax rate......................   --  %    2 %   --  %        3 %
                                            =====   ====   =====       ====

  The net change in the valuation allowance for the years ended September 30, 1994 and 1995, and the three month period ended December 31, 1995 was an increase (decrease) of ($409,258), $956,390 and $(55,211), respectively. At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of $2.1 million, expiring at various dates through 2010.

9. EMPLOYEE PROFIT SHARING PLAN

  The Company has a 401(k) Employee Profit Sharing Plan (the "Plan"). Under the Plan, the Company, at its discretion, may make contributions to match employee contributions. All employees of the Company are eligible to participate, subject to employment eligibility requirements. Vesting of employer contributions occurs ratably over a five-year period. Employer contributions amounted to approximately $14,000, $27,500, $43,000 $20,000 and $10,000 for the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995 and March 31, 1996, respectively.

10. RELATED-PARTY TRANSACTIONS

  Under an agreement dated February 28, 1990, the Company granted an exclusive license to Rent Grow, Inc. ("Rent Grow"), a company having certain common investors with the Company, to use the Company's Credit Decision System in the rental real estate market. Under the terms of the agreement, the Company is to receive $250,000, comprised of five installments in varying amounts through August 1996. For financial

                               LIGHTBRIDGE, INC.

reporting purposes, the remaining receivable has been recorded at its net present value, estimated to be approximately $87,000, $46,000 and $46,000 at September 30, 1994 and 1995 and December 31, 1995, respectively. In addition, this agreement provides for the Company to maintain the licensed software, at Rent Grow's option, at an annual amount equal to 15% of the license amount, which the Company believes exceeds the cost of providing such maintenance.

  The Company has received advances from various Entrepreneurial Partnerships and their general partners and has issued preferred stock to various Entrepreneurial Partnerships. The Company leased computer equipment from various Entrepreneurial Partnerships. The general partners of these partnerships are also stockholders of the Company. In 1992, the Company sold and leased back equipment from an Entrepreneurial Partnership resulting in a gain of $12,518, which was deferred and amortized over the capital lease term. The amount deferred was $2,781, $0 and $0 as of September 30, 1994 and 1995 and December 31, 1995, respectively.

11. SUBSEQUENT EVENTS

  Stock Split--On June 14, 1996, the Board of Directors authorized a two for one stock split effective on July 15, 1996. All shares and per share information included in the financial statements has been restated to reflect this stock split. In addition, the number of shares of authorized common stock was increased to 20,000,000. The Board also voted to increase the number of authorized shares of common stock to 60,000,000, effective immediately after closing of the Company's initial public offering.

  Employee Stock Plans--On June 14, 1996, the Board of Directors authorized and the stockholders approved the adoption of the following plans for the issuance of options or sale of shares to employees, all to be effective immediately after the closing of the Company's initial public offering:

  1996 Incentive and Nonqualified Stock Option Plan--The 1996 Incentive and Nonqualified Stock Option Plan provides for the issuance of up to 1,000,000 options to purchase shares of common stock. Options may be either qualified incentive stock options or nonqualified stock options at the discretion of the Board of Directors. Exercise prices will be either fair market value on the date of grant, in the case of incentive stock options, or set by the Board of Directors at the date of grant, in the case of nonqualified options.

  1996 Stock Purchase Plan--The 1996 Stock Purchase Plan provides for the sale of up to 100,000 shares of common stock to employees every six months through payroll deductions. Employees will be allowed to purchase shares at a 15% discount from the lower of fair value at the beginning or end of the purchase periods.

                                  * * * * * *

                       [IMAGE OF LIGHTBRIDGE, INC. LOGO]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any infor-mation or to make any representations other than those contained in this Pro-spectus in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or the Under-writers. This Prospectus does not constitute an offer to sell, or a solicita-tion of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any cir-cumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   29
Management................................................................   43
Certain Transactions......................................................   48
Principal and Selling Stockholders........................................   50
Description of Capital Stock..............................................   53
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Additional Information....................................................   59
Index to Financial Statements.............................................  F-1

                              -------------------

 Until    , 1996 (25 days after the date of this Prospectus), all dealers ef-
fecting transactions in the Common Stock offered hereby, whether or not par-ticipating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when act-ing as underwriters and with respect to their unsold allotments or subscriptions.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,200,000 Shares

                        [LIGHTBRIDGE LOGO APPEARS HERE]

                                 Common Stock

                              -------------------
                                  PROSPECTUS
                              -------------------


                                COWEN & COMPANY

                             MONTGOMERY SECURITIES

                      PRUDENTIAL SECURITIES INCORPORATED

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for amounts of filing and listing fees. The Company will pay all expenses in connection with the issuance and distribution of any securities sold by the Selling Stockholders, except for underwriting discounts and commissions and for any fees of counsel selected by any particular Selling Stockholder to act in addition to or in lieu of the counsel for the Selling Stockholders appointed by the Company.

     Filing fee of Securities and Exchange Commission.................. $ 16,140
     Filing fee of National Association of Securities Dealers, Inc.....    4,180
     Listing fee of Nasdaq Stock Market, Inc...........................   50,000
     Premium for directors' and officers' insurance....................    *
     Accounting fees and expenses......................................    *
     Blue sky fees and expenses (including related legal fees).........   25,000
     Legal fees and expenses...........................................    *
     Printing and engraving expenses...................................    *
     Transfer agent fees...............................................    *
     Miscellaneous.....................................................    *
                                                                        --------
         Total......................................................... $850,000
                                                                        ========

- --------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the Restated Charter provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Company, or served at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

  Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article NINTH of the Restated Charter provides that to the maximum extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article

NINTH is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through
(iv) above. Article NINTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

  Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company is procuring a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Restated Charter or the Restated By-Laws.

  Reference is also made to Section 6 of the Underwriting Agreement between the Company, the Selling Stockholders and the Underwriters, filed as Exhibit
1.1 of this Registration Statement, for a description of indemnification arrangements between the Company, the Selling Stockholders and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

    (a) On the dates set forth below the Company issued and sold the number of shares of its Common Stock indicated upon exercise of stock options held by certain of its employees.

                                                     NUMBER OF
      DATE OF SALE                                 SHARES ISSUED EXERCISE PRICE
      ------------                                 ------------- --------------
     June 30, 1993................................    500,000      $20,000.00
     September 1, 1993............................      2,000          180.00
     September 30, 1993...........................     50,000        2,000.00
     December 30, 1993............................     50,000        2,000.00
     April 1, 1994................................      1,100           88.00
     June 1, 1994.................................        750           60.00
     September 30, 1994...........................     27,500        1,100.00
     February 1, 1995.............................      1,046           69.84
     April 27, 1995...............................      1,470           99.60
     December 1, 1995.............................     51,850        2,108.00
     December 28, 1995............................     22,500          900.00
     January 29, 1996.............................        400          200.00
     January 31, 1996.............................        100           50.00
     March 1, 1996................................      1,900          112.00
     March 15, 1996...............................      5,150        1,807.50
     April 30, 1996...............................     12,000        9,000.00
     June 1, 1996.................................        120           18.00

    (b) On April 3, 1996, the Company issued and sold 1,000,000 shares of its Series D Redeemable Convertible Preferred Stock to accredited investors for an aggregate price of $6,000,000.

    (c) On the dates set forth below the Company issued and sold to accredited investors, including certain of its existing stockholders, 16% subordinated promissory notes in the principal amounts indicated and warrants to purchase the number of shares of Common Stock indicated. The aggregate price paid by each purchaser for the note and warrants was equal to the principal amount of the note purchased.

                                                             NUMBER OF SHARES
                                           PRINCIPAL AMOUNT   OF COMMON STOCK
     DATE OF SALE                              OF NOTES     UNDERLYING WARRANTS
     ------------                          ---------------- -------------------
     August 24, 1995......................     $151,000           37,750
     August 17, 1995......................      300,000           75,000
     August 16, 1995......................       50,000           12,500
     August 15, 1995......................      100,000           25,000
     August 14, 1995......................      100,000           25,000
     August 11, 1995......................      200,000           50,000
     August 4, 1995.......................      250,000           62,500

    (d) On August 29, 1994, the Company issued and sold to accredited investors 8% subordinated promissory notes in the aggregate principal amount of $2,100,000 and warrants to purchase 525,000 shares (subject to certain adjustments) of Common Stock for a price of $2,100,000.

    (e) On August 10, 1993, the Company issued and sold 8,333 shares of Series C Redeemable Convertible Preferred Stock to an accredited investor for an aggregate price of $24,999.

  The issuances described in Item 15(a) were made in reliance upon the exemptions from registration set forth in Rule 701 under the Securities Act. The other issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

  (A) EXHIBITS

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1    Underwriting Agreement
  3.1*   Certificate of Incorporation of the Company, as amended
  3.2    Proposed form of Amended and Restated Certificate of Incorporation of the Company to become effective immediately following the offering
  3.3    By-Laws of the Company
  3.4    Proposed form of Amended and Restated By-Laws
  4.1*   Specimen certificate for the Common Stock of the Company
  5.1*   Opinion of Foley, Hoag & Eliot LLP
 10.1*   1991 Registration Rights Agreement dated February 11, 1991, as amended, between the Company and the persons named therein
 10.2*   Subordinated Note and Warrant Purchase Agreement dated as of August
          29, 1994 between the Company and the Purchasers named therein, including form of Subordinated 14% Promissory Notes and form of
          Common Stock Purchase Warrants
 10.3*   Form of Common Stock Purchase Warrants issued in August 1995
 10.4*   Amended and Restated Credit Agreement dated as of June 18, 1996, between the Company and Silicon Valley Bank

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.5*   Settlement Agreement dated February 2, 1996 between the Company, BEB,
          Inc., BEB Limited Partnership I, BEB Limited Partnership II, BEB
          Limited Partnership III, BEB Limited Partnership IV, certain related parties and Brian Boyle
 10.6*   1990 Incentive and Non-Qualified Stock Option Plan
 10.7*   1996 Incentive and Non-Qualified Stock Option Plan
 10.8*   1996 Employee Stock Purchase Plan
 10.9    Office Lease dated September 21, 1993, as amended, between the Company and L&E Investment of Massachusetts One, Inc.
 10.10   Office Lease dated September 30, 1994, as amended, between the Company and Hobbs Brook Office Park
 11.1    Statement re computation of per share earnings
 23.1    Consent of Deloitte & Touche llp
 23.2*   Consent of Foley, Hoag & Eliot llp (included in Exhibit 5.1)
 24.1    Power of Attorney (contained on the signature page of this
          Registration Statement)
 27      Financial Data Schedules for year ended September 30, 1995 and three months ended December 31, 1995 and March 31, 1996

- --------
* To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES. Financial statement schedules have been omitted because they are inapplicable or the required information is shown in the Financial Statements and the Notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WALTHAM, THE COMMONWEALTH OF MASSACHUSETTS, ON JUNE 21, 1996.

                                          Lightbridge, Inc.

                                                  /s/ Pamela D. A. Reeve
                                          By: _________________________________
                                                    PAMELA D. A. REEVE
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of Lightbridge, Inc., hereby severally constitute and appoint Pamela D. A. Reeve, William G. Brown and John
D. Patterson, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under said Rule 462(b).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

       /s/ Pamela D. A. Reeve           President, Chief        June 21, 1996
- -------------------------------------    Executive Officer
         PAMELA D. A. REEVE              and Director
                                         (Principal
                                         Executive Officer)

        /s/ William G. Brown            Chief Financial         June 21, 1996
- -------------------------------------    Officer, Vice
          WILLIAM G. BROWN               President of
                                         Finance and
                                         Administration and
                                         Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

        /s/ Andrew I. Fillat            Director                June 21, 1996
- -------------------------------------
          ANDREW I. FILLAT

              SIGNATURE                         TITLE                DATE

       /s/ Torrence C. Harder           Director                June 21, 1996
- -------------------------------------
         TORRENCE C. HARDER

       /s/ Douglas A. Kingsley          Director                June 21, 1996
- -------------------------------------
         DOUGLAS A. KINGSLEY

         /s/ D. Quinn Mills             Director                June 21, 1996
- -------------------------------------
           D. QUINN MILLS

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1    Underwriting Agreement
  3.1*   Certificate of Incorporation of the Company, as amended
  3.2    Proposed form of Amended and Restated Certificate of Incorporation of the Company to become effective immediately following the offering
  3.3    By-Laws of the Company
  3.4    Proposed form of Amended and Restated By-Laws
  4.1*   Specimen certificate for the Common Stock of the Company
  5.1*   Opinion of Foley, Hoag & Eliot LLP
 10.1*   1991 Registration Rights Agreement dated February 11, 1991, as amended, between the Company and the persons named therein
 10.2*   Subordinated Note and Warrant Purchase Agreement dated as of August
          29, 1994 between the Company and the Purchasers named therein, including form of Subordinated 14% Promissory Notes and form of
          Common Stock Purchase Warrants
 10.3*   Form of Common Stock Purchase Warrants issued in August 1995
 10.4*   Amended and Restated Credit Agreement dated as of June 18, 1996, between the Company and Silicon Valley Bank
 10.5*   Settlement Agreement dated February 2, 1996 between the Company, BEB,
          Inc., BEB Limited Partnership I, BEB Limited Partnership II, BEB
          Limited Partnership III, BEB Limited Partnership IV, certain related parties and Brian Boyle
 10.6*   1990 Incentive and Non-Qualified Stock Option Plan
 10.7*   1996 Incentive and Non-Qualified Stock Option Plan
 10.8*   1996 Employee Stock Purchase Plan
 10.9    Office Lease dated September 21, 1993, as amended, between the Company and L&E Investment of Massachusetts One, Inc.
 10.10   Office Lease dated September 30, 1994, as amended, between the Company and Hobbs Brook Office Park
 11.1    Statement re computation of per share earnings
 23.1    Consent of Deloitte & Touche llp
 23.2*   Consent of Foley, Hoag & Eliot llp (included in Exhibit 5.1)
 24.1    Power of Attorney (contained on the signature page of this
          Registration Statement)
 27      Financial Data Schedules for year ended September 30, 1995 and three months ended December 31, 1995 and March 31, 1996

- --------
* To be filed by amendment.